                                                                     EXHIBIT 2.2

                               AGREEMENT OF MERGER

                               DATED JULY 18, 2001

                                      AMONG

                               CIRRUS LOGIC, INC.,

                        TARGET I ACQUISITION CORPORATION,

                               SHAREWAVE, INC. AND

                          SHAREHOLDERS' REPRESENTATIVE

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                               AGREEMENT OF MERGER

        AGREEMENT OF MERGER (this "AGREEMENT"), dated July 18, 2001, by and among Cirrus Logic, Inc., a Delaware corporation ("CIRRUS"), Target I Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Cirrus ("ACQUISITION SUB"), ShareWave, Inc., a Delaware corporation (the "COMPANY"), and Peter Bodine (the "SHAREHOLDERS' REPRESENTATIVE") solely as to Sections 11.2, 11.3, 11.4, 11.5, 11.6, 13.2, 13.3 13.4, 13.5, 13.6, 13.7 and
13.9.

                              W I T N E S S E T H:

        WHEREAS, Cirrus desires to acquire the Company and Company desires to be acquired by Cirrus; and

        WHEREAS, it is intended that the acquisition be consummated through a merger of the Acquisition Sub with and into the Company, with the Company being the surviving entity, pursuant to the terms and conditions of this Agreement (the "MERGER") and that such transaction be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"); and

        WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Merger is advisable and is fair to, and in the best interest of, the Company and its stockholders, (ii) adopted and approved the Merger and this Agreement, and (iii) resolved to recommend that the stockholders of the Company (the "SHAREHOLDERS") adopt and approve the Merger and this Agreement; and

        WHEREAS, Cirrus and Acquisition Sub are unwilling to enter into this Agreement unless Shareholders holding in the aggregate at least a majority (50.1%) of the outstanding shares of the Company Common Stock, which Shareholders shall include Amar Ghori, Bob Bennett, John White, Geoffrey Bland and James Schraith and at least a majority (50.1%) of each series of the Company Preferred Stock (cumulatively, the "COMPANY SHARES") (the "PRINCIPAL SHAREHOLDERS") concurrently with the execution and delivery of this Agreement, enter into a voting agreement with Cirrus (the "VOTING RIGHTS AGREEMENT") pursuant to which such Principal Shareholders agree to vote all Company Shares owned by such Principal Shareholders in favor of the Merger.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

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                                    ARTICLE I

                  DEFINITIONS, INTERPRETATION AND CONSTRUCTION

        SECTION 1.1 DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

        "24/7" shall have the meaning set forth in Section 3.17(k).

        "2001 BUDGET" shall have the meaning set forth in Section 3.18(a)(iii).

        "AAA" shall have the meaning set forth in Section 13.3.

        "ACQUISITION SUB" shall have the meaning set forth in the Preamble.

        "AFFILIATE" of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and polices of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

        "AGGREGATE Liquidation PREFERENCE" means the sum of (a) the product obtained by multiplying $1.79 by the aggregate number of shares of Series D Preferred Stock that are issued and outstanding immediately prior to the Effective Time and (b) the product obtained by multiplying $2.191362 by the aggregate number of shares of Series E Preferred Stock that are issued and outstanding immediately prior to the Effective Time, but in no event may such sum exceed the Merger Consideration.

        "AGREEMENT" shall have the meaning set forth in the Preamble.

        "ANTITRUST AUTHORITY" means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

        "ANTITRUST LAWS" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

        "ASSUMED OPTIONS" shall have the meaning set forth in Section 2.2(b).

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        "AVERAGE CLOSING PRICE" shall mean the average closing price per share of Cirrus Common Stock on the NASDAQ National Market for the ten (10) consecutive trading days ending on the second trading day prior to the signing of this Agreement.

        "BOOKS AND RECORDS" shall have the meaning set forth in Section 3.23.

        "BUSINESS DAY" means any day except Saturday, Sunday and any day which, in the State of California or Texas, shall be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

        "CALIFORNIA PERMIT" shall have the meaning set forth in Section 7.6.

        "CERTIFICATES" means the stock certificates representing the Company Shares.

        "CERTIFICATE OF MERGER" shall have the meaning set forth in Section 2.1.

        "CGCL" means the California General Corporation Law.

        "CIRRUS" shall have the meaning set forth in the Preamble.

        "CIRRUS COMMON STOCK" means the common stock of Cirrus, par value $0.001 per share.

        "CIRRUS DISCLOSURE LETTER" shall have the meaning set forth in
Section 4.

        "CIRRUS INDEMNITEES" shall have the meaning set forth in
Section 11.2(a).

        "CLAIM NOTICE" shall have the meaning set forth in Section 11.3.

        "CLOSING" shall have the meaning set forth in Section 2.11.

        "CLOSING DATE" shall have the meaning set forth in Section 2.11.

        "CLOSING CONSIDERATION" shall have the meaning set forth in
Section 11.5(a)(ii)(A).

        "COBRA" shall have the meaning set forth in Section 3.13(f).

        "CODE" shall have the meaning set forth in the Recitals.

        "COMMERCIAL SOFTWARE RIGHTS" means packaged commercially available software programs that are generally available to the public through retail dealers in computer software.

        "COMPANY" shall have the meaning set forth in the Preamble.

        "COMPANY COMMON STOCK" means the common stock of the Company, par value $0.001 per share.

        "COMPANY DISCLOSURE LETTER" shall have the meaning set forth in
Section 3.

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        "COMPANY FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 3.6.

        "COMPANY INDEMNITEES" shall have the meaning set forth in
Section 11.2(b).

        "COMPANY PREFERRED STOCK" means the Series A, B, C, D, and E preferred stock of the Company, par value $0.001 per share.

        "COMPANY SHARES" shall have the meaning set forth in the Recitals.

        "CONFIDENTIAL INFORMATION" shall have the meaning set forth in
Section 6.3.

        "CONSENTS" shall have the meaning set forth in Section 3.5.

        "CONTRACTS" shall have the meaning set forth in Section 3.18(b).

        "DISCLOSURE DOCUMENTS" shall have the meaning set forth in Section 7.6.

        "DISSENTING SHARES" shall have the meaning set forth in Section 2.3.

        "DGCL" means the Delaware General Corporation Law.

        "EFFECTIVE TIME" shall have the meaning set forth in Section 2.1.

        "EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in
Section 3.13(a).

        "EMPLOYMENT AGREEMENT" shall have the meaning set forth in
Section 8.1(e).

        "EMPLOYMENT AGREEMENT ADDENDA" means the certain addenda to the Employment Agreements between Cirrus and the Key Employees, as described in
Section 8.1(e).

        "ENCUMBRANCE" shall mean any claim, lien, pledge, option, charge, easement, security interest, mortgage, deed of trust, right-of-way, encumbrance or adverse interest of any kind.

        "ERISA" shall have the meaning set forth in Section 3.13(a).

        "ESCROW" shall have the meaning set forth in Section 2.2(d).

        "ESCROW AGENT" shall have the meaning set forth in the Escrow Agreement.

        "ESCROW AGREEMENT" shall mean that certain escrow agreement dated as of the Closing Date duly executed by Cirrus, the Shareholders' Representative on behalf of the Shareholders and the Escrow Agent, in substantially the form attached hereto as Exhibit I.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

        "EXCHANGE RATIO" shall be equal to the quotient obtained by dividing (x) the Merger Consideration minus the Aggregate Liquidation Preference by (y) the Fully Diluted Shares, and then (z) dividing such quotient by the Average Closing Price.

        "FAIRNESS HEARING" shall have the meaning set forth in Section 7.6.

        "FULLY DILUTED SHARES" shall mean the total number of outstanding Company Shares (except Series D Preferred Stock and Series E Preferred Stock), immediately prior to the Closing Date, calculated on a fully diluted, fully converted basis as though all convertible debt and equity securities and vested and unvested outstanding options had been converted or exercised. Fully Diluted Shares shall not include warrants.

        "FORMER PLANS" shall have the meaning set forth in Section 3.13(c).

        "GAAP" means U.S. generally accepted accounting principles consistently applied, as in effect from time to time.

        "GOVERNMENTAL AUTHORITY" shall mean (i) the United States of America or any other country or nation, (ii) any state, commonwealth, territory or possession of the United States of America or any other country or nation, and any political subdivision thereof, including counties, municipalities and the like, and (iii) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

        "HEARING DOCUMENTS" shall have the meaning set forth in Section 7.6.

        "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "INDEMNIFIABLE DAMAGES" shall have the meaning set forth in
Section 2.2(d).

        "INDEMNIFIABLE DAMAGES INSURANCE" shall have the meaning set forth in
Section 2.2(d).

        "INDEMNIFIABLE DAMAGES INSURANCE PREMIUM" shall have the meaning set forth in Section 2.2(d).

        "INDEMNITEE" shall have the meaning set forth in Section 11.3.

        "INDEMNITOR" shall have the meaning set forth in Section 11.3.

        "INDEMNITY FUND" shall have the meaning set forth in Section 2.2(d).

        "INTELLECTUAL PROPERTY" means property described in any of the following categories: (i) domestic and foreign patents and patent applications; (ii) trademarks, service marks and other indicia of origin, pending trademark and service mark registrations, and intent-to-use registrations or similar reservations of marks; (iii) registered copyrights and mask works and applications for registration thereof; (iv) Internet domain name applications and reservations therefor; (v) URL's and the corresponding Internet sites (including any content of material

                                      -6-
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accessible or displayed thereon which is owned by the Company); and (vi)
confidential information not otherwise listed in (i)-(v) above, including, without limitation, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know how, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collectors, technology, and other proprietary information or material of any type owned by the Company or used in connection with the business of the Company (and all derivatives, improvements and refinements of any of the foregoing whether or not recorded) together with all goodwill associated with any of the foregoing, and all agreements and other rights relating to intellectual property used by the Company.

        "IRS" shall have the meaning set forth in Section 3.13(j).

        "KEY EMPLOYEES" shall have the meaning set forth in Section 2.2(e).

        "KEY SHAREHOLDER GROUP" shall have the meaning set forth in
Section 11.5(a)(ii)(B).

        "LIQUIDATION PREFERENCES" means with respect to Series D and Series E of the Company Preferred Stock the quotient (calculated to the forth decimal place) obtained by dividing (a) $1.79 for Series D and $2.191362 for Series E by (b) the Average Closing Price.

        "LOAN" shall mean a fully secured, one hundred eighty (180) day term loan of up to five million dollars ($5,000,000) to be extended by Cirrus to the Company, with an interest rate equal to the prime rate as published in The Wall Street Journal from time to time, plus three percent (3%), and documented by a promissory note, loan agreement, and security agreement in substantially the forms attached hereto as Exhibits A-1, A-2, and A-3, respectively.

        "LOSSES" shall have the meaning set forth in Section 11.2(c).

        "MATERIAL ADVERSE EFFECT" shall have the meaning set forth in
Section 3.1.

        "MERGER" shall have the meaning set forth in the Recitals.

        "MERGER CONSIDERATION" means ninety-two million dollars ($92,000,000), as adjusted for the Indemnifiable Damages Insurance Premium as provided in
Section 2.2(d), for Transaction Expenses as provided in Section 13.1 and for any outstanding principal and accrued unpaid interest under the Loan at the time of the Closing as provided in Section 7.5.

        "OPTION PLAN" shall have the meaning set forth in Section 2.2(b).

        "PERMITS" shall have the meaning set forth in Section 3.11(b).

        "PERSON" means a natural person, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, group, entity or Governmental Authority.

        "PRINCIPAL SHAREHOLDERS" shall have the meaning set forth in the Recitals.

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        "PRODUCTS" means all products and services sold, licensed, developed or otherwise provided by the Company to customers or other third parties, or supported or tested by the Company.

        "REQUIRED DEDUCTIBLE" shall have the meaning set forth in
Section 2.2(d).

        "RETURNS" shall have the meaning set forth in Section 3.15(a).

        "SEC" means the Securities and Exchange Commission.

        "SEC DOCUMENTS" shall have the meaning set forth in Section 4.6.

        "SECOND OPINION" shall have the meaning set forth in Section 8.2(f).

        "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

        "SERIES D PREFERRED STOCK" means the Series D preferred stock of the Company.

        "SERIES E PREFERRED STOCK" means the Series E preferred stock of the Company.

        "SERVER" shall have the meaning set forth in Section 3.17(k).

        "SHAREHOLDERS" shall have the meaning set forth in the Recitals.

        "SHAREHOLDERS' REPRESENTATIVE" shall have the meaning set forth in the Preamble.

        "SITES" shall have the meaning set forth in Section 3.17(k).

        "SUBSIDIARY" means any Person in which the Company owns or controls, directly or indirectly, at least a majority in voting power of the outstanding equity securities or other interests, or any Person of which the Company is a general partner or has an equivalent or similar power or role to direct or cause the direction of the management and policies of such Person.

        "SURVIVING CORPORATION" shall have the meaning set forth in Section 2.1.

        "TAX REPRESENTATION LETTERS" shall have the meaning set forth in
Section 7.7.

        "TAX SURVIVAL PERIOD" shall have the meaning set forth in Section 11.1.

        "TAXES" means all taxes, assessments, charges, duties, fees, levies or other governmental charges including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of any return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and includes any liability

                                      -8-
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for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.

        "TECHNOLOGY SYSTEMS" shall have the meaning set forth in
Section 3.25(a).

        "TERMINATION FEE" shall have the meaning set forth in Section 12.1.

        "THIRD PARTY CLAIM" shall have the meaning set forth in Section 11.4.

        "TRANSACTION DOCUMENTS" means this Agreement, the Escrow Agreement, the Voting Rights Agreement, the Employment Agreements, the Employment Agreement Addenda, and the various other agreements, certificates, and documents provided for herein and therein.

        "TRANSACTION EXPENSES" shall have the meaning set forth in Section 13.1.

        "URL" means Uniform Resource Locator.

        "VOTING RIGHTS AGREEMENT" shall have the meaning set forth in the Recitals.

        "YEAR 2000 COMPLIANT" shall have the meaning set forth in
Section 3.25(a).

        SECTION 1.2     INTERPRETATION. Unless the context otherwise requires:

        (a) references to a party shall include such party's heirs, successors and permitted assigns and transferees of such party's rights and/or obligations;

        (b) references to this Agreement or any other agreement, document or instrument is a reference to this Agreement or that other agreement, document or instrument as amended, varied, novated or substituted from time to time; provided that such amendment, variance, novation or substitution is approved in accordance with the respective agreement, document or instrument.

        (c) references to Sections, Schedules and Exhibits are to sections, schedules and exhibits to this Agreement;

        (d) headings are included for convenience only and shall not affect the interpretation of this Agreement;

        (e) words importing the singular number shall include the plural and vice versa, and words importing any gender shall include all genders; and

        (f)     "including" means including, without limitation.

        SECTION 1.3. CONSTRUCTION. No rule of construction shall be applied to the disadvantage of a party because that party was responsible for or participated in the preparation of this Agreement or any part of it.

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                                   ARTICLE II

                                   THE MERGER

        SECTION 2.1. THE MERGER. On the terms and subject to the conditions set forth in this Agreement, Acquisition Sub shall merge with and into the Company (with such merger referred to herein as the Merger) at the Effective Time (as defined in this Section 2.1). From and after the Effective Time, the separate corporate existence of Acquisition Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION"). The "EFFECTIVE TIME" shall be the time as is specified in the certificate of merger in substantially the form attached hereto as Exhibit B (the "CERTIFICATE OF MERGER") and other appropriate documents prepared in accordance with the relevant provisions of the DGCL and filed by Acquisition Sub with the Secretary of State of the State of Delaware. The Merger shall have the effects of a merger as set forth in the DGCL. The Surviving Corporation shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Surviving Corporation with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Without limiting the generality of the foregoing, all the properties, rights, privileges, powers and franchises of the Company and the Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        SECTION 2.2.    CONVERSION AND ASSUMPTION OF COMPANY SECURITIES.

        (a) COMPANY SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any party, each share of the Company Shares issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares held in the Company's treasury), shall be converted into and represent the right to receive such number of shares of Cirrus Common Stock as set forth in Sections 2.2(a)(i), (a)(ii) and (a)(iii) below and as set forth more specifically on Schedule 2.2 to be delivered at the Closing pursuant to Section 9.1(a)(vii):

                        (i) Each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time, if any (other than Dissenting Shares and shares held in the Company's treasury) shall be converted into and represent the right to receive that number of shares of Cirrus Common Stock as shall equal the Liquidation Preference of the Series E Preferred Stock;

                        (ii) Each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time, if any (other than Dissenting Shares and shares held in the Company's treasury) shall be converted into and represent the right to receive that number of shares of Cirrus Common Stock as shall equal the Liquidation Preference of the Series D Preferred Stock;

                        (iii) Each share of Company Common Stock and Company Preferred Stock (other than Series D Preferred Stock and Series E Preferred Stock) issued and outstanding


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immediately prior to the Effective Time, if any (other than Dissenting Shares and shares held in the Company's treasury) shall be converted into and represent the right to receive that number of shares of Cirrus Common Stock as equals the Exchange Ratio;

provided, however, that the aggregate value of such shares of Cirrus Common Stock (valued at the Average Closing Price) into which the shares of Series D Preferred Stock and Series E Preferred Stock will be converted into pursuant to Sections 2.2(a)(i) and (ii) shall not exceed the Merger Consideration.

                (b) COMPANY OPTIONS. At the Effective Time, each issued and outstanding option to purchase or otherwise acquire Company Shares (whether or not vested) ("ASSUMED OPTIONS") issued pursuant to the Company's 1996 Flexible Stock Incentive Plan (the "OPTION PLAN") shall be assumed by Cirrus in connection with the Merger. Each Assumed Option so assumed by Cirrus under this Agreement shall continue to have, and be subject to, the same terms and conditions as in place immediately prior to the Effective Time (including, without limitation, any vesting schedule or repurchase rights, but not taking into account any acceleration thereof provided for in the Option Plan or the option agreements issued pursuant to such Option Plan resulting from the Merger, except the acceleration of vesting for the directors, advisory board members and president of the Company and one consultant (Goldrush Communications) which shall be taken into account), except that (i) each Assumed Option to purchase one share of the Company Common Stock will be exercisable for that number of shares of Cirrus Common Stock equal to the Exchange Ratio and (ii) the per share exercise price for the shares of Cirrus Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing: (A) the exercise price per Company Share at which such Assumed Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio. No Assumed Option as so converted shall be exercisable for a fractional share of Cirrus Common Stock and the number of shares of Cirrus Common Stock for which all Assumed Options to be delivered to the optionees thereof pursuant to Section 9.2(a)(vii) shall be exercisable shall be rounded down to the nearest whole number of shares of Cirrus Common Stock.

                (c)     MECHANICS OF EXCHANGE.

                        (i) After the Effective Time, each Shareholder (other than holders of Dissenting Shares) will be entitled to receive and, upon surrender to Cirrus of one or more Certificates representing Company Common Stock and/or Company Preferred Stock and a duly executed letter of transmittal as described below, Cirrus shall be obligated, as soon as practicable after receipt of such Certificates and executed letters of transmittal, to deliver certificates representing that number of shares of Cirrus Common Stock into which the shares of Company Common Stock and/or Company Preferred Stock held by the Shareholders are converted pursuant to Section 2.2(a), less the number of shares of Cirrus Common Stock to be delivered to the Escrow Agent pursuant to
Section 2.2(d). The shares of Cirrus Common Stock into which the shares of Company Common Stock and/or Company Preferred Stock convert in the Merger shall be deemed to have been issued at the Effective Time.

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

                        (ii) As soon as reasonably practicable after the Effective Time and in no event no later than fifteen (15) business days after the Effective Time, Cirrus shall mail to each holder of record of capital stock of the Company:

                                (A)     a letter of transmittal (which shall
specify that delivery shall be effected, and risk of loss to the Certificates evidencing shares of capital stock of the Company, as appropriate, shall pass, only upon delivery of such Certificates to Cirrus and shall be in such form and have such other provisions as Cirrus may reasonably specify that are not inconsistent with the terms of this Agreement); and

                                (B)     instructions for use in effecting the
surrender of the Certificates evidencing shares of capital stock of the Company, as appropriate, in exchange for certificates evidencing shares of Cirrus Common Stock.

                        (iii) In the event that any Certificate evidencing shares of capital stock of the Company shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Cirrus will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the shares of Cirrus Common Stock into which the shares of capital stock of the Company represented by such Certificate may be converted in accordance with Section 2.2(a). When authorizing such issuance in exchange therefor, Cirrus may require the owner of such lost, stolen or destroyed Certificate to give Cirrus such form of indemnity, as Cirrus shall reasonably direct, against any claim that may be made against Cirrus with respect to the Certificate alleged to have been lost, stolen or destroyed.

                        (iv) Cirrus may, at its option, meet its obligations under this Section 2.2(c) through a bank or trust company or other entity selected by Cirrus to act as exchange agent in connection with the Merger.

                (d)     INDEMNITY FUND.

                Cirrus shall deliver at the Closing that number of shares of Cirrus Common Stock (valued at the Average Closing Price) representing fifteen percent (15%) of the Merger Consideration into which the Company Shares are converted pursuant to Section 2.2(a) (including all dividends, distributions or earnings attributable thereto, but excluding the cash payment for fractional shares pursuant to Section 2.3, collectively, the "INDEMNITY FUND") to the Escrow Agent, which shall be held in escrow (the "ESCROW") subject to the Escrow Agreement as the sole recourse for the Shareholders' indemnity obligations under this Agreement. Such shares shall be deducted from the number of shares otherwise deliverable to each Shareholder on a pro rata basis among all Shareholders. At the Company's option, prior to Closing, Cirrus and Acquisition Sub shall cooperate in good faith with the Company to provide insurance ("INDEMNIFIABLE DAMAGES INSURANCE") which will cover Cirrus Indemnitees for Losses for which the Cirrus Indemnitees would otherwise be entitled to indemnification pursuant to Section 11.2(a) ("INDEMNIFIABLE DAMAGES"). If Indemnifiable Damages Insurance reasonably satisfactory to Cirrus and the Company is obtained at or prior to the Closing, then: (i) the Shareholders (except holders of Series D Preferred Stock and Series E Preferred Stock) shall only be required to deposit with the Escrow Agent an amount of the Merger Consideration equivalent to such Shareholder's proportionate share of the Required Deductible (as defined below) which shall constitute the Indemnity Fund and the balance of the Merger Consideration shall be paid to the Shareholders at Closing in accordance with the conversion calculations set forth Section 2.2(a) and the procedures set forth in the first sentence of Section 2.2(c)(i); and
(ii) the premiums paid by Cirrus for such Indemnifiable Damages Insurance (the "INDEMNIFIABLE DAMAGES INSURANCE PREMIUM") shall be deducted from the Merger Consideration. "REQUIRED DEDUCTIBLE" shall mean a deductible amount of Indemnifiable Damages to be borne by any of the Cirrus Indemnitees before such indemnitees are able to collect under the Indemnifiable Damages Insurance. In accordance with the terms of the Escrow Agreement, on the date fifteen months following the Closing Date (or, if such date is not on a Business Day, the first Business Day thereafter), the Escrow Agent will deliver all shares of Cirrus Common Stock remaining in the Indemnity Fund to the Shareholders in proportionate amounts reflecting the number of shares of Cirrus's Common Stock initially withheld from each Shareholder and originally delivered to the Escrow Agent pursuant to this Section 2.2(d) at the addresses listed on the Company's stock records or to an address or account designated by any such Shareholder to the Escrow Agent in writing at least ten (10) Business Days prior to such date. Subject to and in accordance with the terms of the Escrow Agreement, the Escrow Agent may withhold from such delivery the equivalent of any amounts then in dispute relating to indemnification obligations arising under this Agreement, provided that the withheld amount, to the extent not applied in satisfaction of indemnification obligations, shall be delivered to the Shareholders as described above promptly upon resolution of such dispute.

                (e) HOLDBACK FROM KEY EMPLOYEES' MERGER CONSIDERATION. Notwithstanding anything in this Section 2.2 to the contrary, each of Bob Bennett and Amar Ghori (collectively, the "KEY EMPLOYEES") shall receive only fifty percent (50%) of the shares of Cirrus Common Stock to which they are entitled pursuant to the first sentence of Section 2.2(c)(i). The Key Employees shall be entitled to receive the remaining fifty percent (50%) of the shares of Cirrus Common Stock to which they would otherwise be entitled pursuant to
Section 2.2(c)(i) as provided in their respective Employment Agreement Addenda delivered to Cirrus pursuant to Section 8.1(e).

                (f) TREASURY STOCK. Each Company Share held in the Company's treasury immediately prior to the Effective Time shall be canceled and retired without payment of any consideration therefor.

                (g) ACQUISITION SUB STOCK. Each share of common stock of the Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock of the Surviving Corporation.

                (h) RESTRICTIONS ROLLOVER. If any Company Shares outstanding immediately prior to the Effective Time are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then, except to the extent otherwise provided in such agreement, the shares of Cirrus Common Stock issued in exchange for such Company Shares will also be subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Cirrus Common Stock may be marked with an appropriate legend to such effect.

                (i) ADJUSTMENTS IN CIRRUS COMMON STOCK. If subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Cirrus Common Stock shall have been increased, decreased, changed into or exchanged for a different number of kind of shares or securities through recapitalization, reorganization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Cirrus' capitalization, then an appropriate and proportionate adjustment shall be made to the Average Closing Price and Exchange Ratio.

        SECTION 2.3. DISSENTING SHARES. (a) For purposes of this Agreement, "DISSENTING SHARES" means Company Shares held as of the Effective Time by a Shareholder who has not voted such Company Shares in favor of this Agreement and the Merger and with respect to which appraisal rights shall have been duly demanded and perfected in accordance with Section 262 of the DGCL or Section 1300 of the CGCL, and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration, unless such Shareholder shall have forfeited such Shareholder's right to appraisal under the DGCL or CGCL or withdrawn, with the consent of the Company, such Shareholder's demand for appraisal. If such Shareholder has so forfeited or withdrawn such Shareholder's right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such Shareholder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration in respect of such Company Shares pursuant to Section 2.2(a), and
(ii) promptly following the occurrence of such event, Cirrus shall cause to be delivered to such Shareholder a certificate representing such percentage of the shares of Cirrus Common Stock to which such Shareholder is entitled pursuant to
Section 2.2.

        (b) APPRAISAL NOTICE. The Company shall give Cirrus and Cirrus shall give the Company (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Cirrus shall be solely responsible for the payment of any amounts due in respect of such Dissenting Shares pursuant to the DGCL or CGCL, provided that Cirrus shall not, except with the prior written consent of the Shareholders' Representative, make any payments with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands in excess of the amount of Merger Consideration attributable to the Dissenting Shares. If and to the extent that the Dissenting Shares receive an appraised value in excess of the amount of the Merger Consideration such dissenting Shareholder would otherwise be entitled pursuant to Section 2.2(a) (valued at the Average Closing Price) and Cirrus is required to pay such excess, then Cirrus shall be reimbursed for such excess amount from the Indemnity Fund in accordance with the terms of the Escrow Agreement.

        SECTION 2.4. FRACTIONAL SHARES. No certificates or script representing fractional shares of Cirrus Common Stock shall be issued to Shareholders upon conversion of Company Shares into shares of Cirrus Common Stock in the Merger, and such Shareholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Cirrus with respect to any fractional shares of Cirrus Common Stock. In lieu of any such fractional shares, Cirrus shall transfer to each Shareholder, otherwise entitled to receive a fraction of a share of Cirrus Common Stock (after aggregating all fractional shares of Cirrus Common Stock to which such Shareholder otherwise would be entitled) in the Merger, cash (rounded to the nearest whole cent) without interest, in an amount equal to the product obtained by multiplying such fraction by the Average Closing Price.

        SECTION 2.5. DIVIDENDS. No dividends or other distributions with respect to shares of Cirrus Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Cirrus Common Stock represented thereby by reason of the conversion of shares of Company Shares pursuant to Section 2.2(a) hereof and no cash payment in lieu of fractional shares of Cirrus Common Stock shall be paid to any such holder pursuant to Section 2.4 hereof until such Certificate is surrendered in accordance with this Agreement or an affidavit of lost Certificate delivered in accordance with Section 2.2(c)(iii). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid, without interest, to the Person in whose name the shares of Cirrus Common Stock represented by such certificate are registered at the time of such surrender, the amount of any cash payable in lieu of fractional shares of Cirrus Common Stock to which such holder is entitled pursuant to Section 2.4 hereof and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to shares of Cirrus Common Stock.

        SECTION 2.6. WITHHOLDING RIGHTS. Cirrus shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign laws relating to Taxes. To the extent that amounts are so withheld by Cirrus, such amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholders in respect of which such deduction and withholding was made by Cirrus. Such withholding may be made from any transfer of shares of Cirrus Common Stock otherwise required to be made pursuant to Sections 2.2(a), (b), (c) and (d) or in respect of any such withholding requirement applicable to payment of cash otherwise required to be made pursuant to such Sections or Section 2.4.

        SECTION 2.7. NO FURTHER RIGHTS. From and after the Effective Time, other than shares of the common stock of the Surviving Corporation created pursuant to Section 2.2(g), no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to Cirrus for any reason (except Dissenting Shares) shall be exchanged for the applicable portion of the Merger Consideration with respect to the Company Shares represented thereby (including any cash in lieu of fractional shares).

        SECTION 2.8. ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the

Certificate of Incorporation of the Company shall be amended and restated to be substantially identical to the Certificate of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time.

        SECTION 2.9. BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation. At the Effective Time, the Bylaws of the Company shall be amended and restated to be substantially identical to the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time.

        SECTION 2.10.   DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.
The directors and officers of the Surviving Corporation from and after the Effective Time shall be as set forth in Schedule 2.10, each to hold such office, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified.

        SECTION 2.11. CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING"), shall take place at 10:00 A.M. at the offices of White & Case LLP, 3000 El Camino Real, 5 Palo Alto Square, 10th Floor, Palo Alto, CA 94306 on the earlier to occur of September 28, 2001, or two (2) Business Days after the last of the conditions set forth in Article VIII hereof is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, or at such other date, time or place as the parties hereto shall agree in writing. The date on which the Closing shall occur is herein referred to as the "CLOSING DATE." If the Closing shall not occur on or before September 28, 2001, then the parties shall have no further obligation to consummate the transactions contemplated by this Agreement or otherwise to perform as provided therein, except that (i) all rights of the parties theretofore accrued hereunder shall remain unaffected and shall be enforceable as provided herein, and (ii) the obligations of the Company and the Shareholders provided for in Section 6.3 and the obligations of Cirrus and Acquisition Sub provided for in Section 7.1 shall continue in force until June 1, 2004.

        SECTION 2.12. ADDITIONAL ACTION. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either or both of the Company and the Acquisition Sub reasonably necessary in order to consummate the transactions contemplated by this Agreement, provided that no actions may be taken by Cirrus or the Surviving Corporation directly or on behalf of the Company that could reasonably and foreseeably cause the Merger not to be treated for federal income tax purposes as a merger which qualifies as a "reorganization" within the meaning of Section 368 of the Code.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF

                                   THE COMPANY

        SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the disclosure letter delivered by the Company to Cirrus prior to entering into this Agreement (the "COMPANY DISCLOSURE LETTER"), the Company hereby represents and warrants to Cirrus and Acquisition Sub as of the date hereof and as of the Closing Date (except as otherwise indicated) as follows:

        SECTION 3.1. DUE ORGANIZATION, GOOD STANDING AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified, or licensed, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the business, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company, taken as a whole, or on the ability of the Company to consummate the transactions contemplated by the Transaction Documents (a "MATERIAL ADVERSE EFFECT"). The Company has, prior to the date of this Agreement, made available to Cirrus complete and correct copies of the Certificate of Incorporation and Bylaws (or similar constitutive documents) for the Company.

        SECTION 3.2. AUTHORIZATION AND VALIDITY OF AGREEMENT. The Company has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents to which the Company is a party, and the consummation by it of the transactions contemplated thereby, have been duly authorized and approved by the Company's Board of Directors, and no other action on the part of the Company, other than the approval of the transactions contemplated hereby (including the Merger) by the Shareholders in accordance with applicable law, is necessary to authorize the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby. Such of the Transaction Documents as have been executed and delivered by the Company on or prior to the date hereof have been, and on the Closing Date such other of the Transaction Documents to which the Company is a party will have been, duly executed and delivered by the Company and are and will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and general equitable principles.

        SECTION 3.3. CAPITALIZATION. (a) The Company has an authorized capitalization consisting of (i) 60,000,000 shares of Company Common Stock of which [8,762,886] shares of Company Common Stock are outstanding as of the date of this Agreement; and (ii) 33,428,371 shares of Company Preferred Stock of which 1,520,000 shares are designated as Series A, 2,100,000 shares are designated as Series B, 8,050,639 are designated as Series C, 14,000,000 are designated as Series D and 7,757,732 are designated as Series E, of which respectively 1,520,000, 2,011,365, 8,050,639, 14,000,000 and 7,757,732 shares are outstanding as of the date of this Agreement. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. Other than options to acquire [9,009,357] shares of Company Common Stock granted under the Option Plan, and warrants to acquire 62,727 shares of Company Common Stock, there are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements or commitments, contingent or otherwise, providing for the purchase, redemption, acquisition, retirement, issuance or sale by the Company of any shares of capital stock of the Company or other securities exchangeable or convertible into capital stock of the Company, and there are no stock appreciation rights or phantom stock plans outstanding with respect to the capital stock of the Company. There are no rights, agreements, restrictions or Encumbrances (including without limitation, preemptive rights, rights of first refusal, rights of first offer, proxies, voting agreements, voting trusts, registration rights agreements or stockholders' agreements), whether or not the Company is a party thereto, on or with respect to the Company Shares, pursuant to any provision of any applicable law, contract or otherwise, on or with respect to the purchase, sale or voting of any shares of capital stock, whether outstanding or issuable upon conversion, exchange or exercise of any other security, of the Company. The Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities the holders of which have the right to vote).

        (b) The stock register of the Company accurately records: (i) the name and address of each Person owning Company Shares and (ii) the certificate number of each Certificate evidencing such Company Shares, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation of such Certificate, the date of cancellation.

        (c) The number of Company Shares set forth opposite the name of each Shareholder on Schedule 3.3(c) are owned of record and beneficially solely by such Shareholder free and clear of all Encumbrances.

        SECTION 3.4.    SUBSIDIARIES. The Company has no Subsidiaries.

        SECTION 3.5. CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated thereby will not: (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws (or similar constitutive documents) of the Company; (b) violate or conflict with any statute, ordinance, rule, regulation, order or decree of any court or Governmental Authority applicable to the Company or by which any of its properties or assets are or may be bound; (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person ("CONSENTS"); or (d) result in a violation or breach of, conflict with or constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under, or give rise to any obligation, right of termination, cancellation, acceleration, payment or increase of any obligation or loss of a material benefit under, any of the terms, conditions or provisions of any agreement, instrument or other obligation to which the Company is a party, or by which it or any of its properties or assets are or may be bound, except for any such violations, breaches, conflicts, defaults, Encumbrances, increases or losses which, individually or in the aggregate, will not have a Material Adverse Effect.

        SECTION 3.6. COMPANY FINANCIAL STATEMENTS. The Company has, prior to the date of this Agreement, made available to Cirrus true and complete copies of the Company's audited year-end balance sheet for each of the Company's fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000 and the Company's unaudited balance sheet as of May 31, 2001, and the related audited and unaudited statements of operations of the Company for such fiscal years, respectively, and the unaudited statement of operations for the five-month period ended May 31, 2001 (the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements present fairly the consolidated and unconsolidated financial position of the Company as of the dates thereof and the results of its operations for the periods then ended in accordance with GAAP consistently applied.

        SECTION 3.7. NO FORESEEABLE CHANGE. Since January 1, 2001, there have been no changes with respect to the Company, or its business that could individually or in the aggregate have a Material Adverse Effect, other than changes in general economic and business conditions that do not relate specifically to the Company.

        SECTION 3.8. ABSENCE OF CERTAIN CHANGES. Since January 1, 2001, (a) there has been no material adverse change in the business, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company, and (b) the business of the Company has been conducted in all material respects only in the ordinary course consistent with past practice. Since May 31, 2001, the Company has not taken any of the actions set forth in Section 6.1(b).

        SECTION 3.9. TITLE TO PROPERTIES; ENCUMBRANCES. The Company has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, (a) all of its tangible properties and assets (real and personal), including, without limitation, all the properties and assets reflected in the most recent balance sheet contained in the Company Financial Statements, except for properties and assets which have been sold or otherwise disposed of in the ordinary course of business after the date of such balance sheet, and (b) none of the tangible properties and assets purchased by the Company since such date is subject to any Encumbrance. Schedule 3.9 sets forth a complete and accurate list of all of the Company's tangible property that is used in the Company's businesses as of May 31, 2001 except for properties and assets which have been sold or otherwise disposed of in the ordinary course of business after such date.

        SECTION 3.10. ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE. All accounts receivable of the Company, whether reflected in the Company Financial Statements or otherwise, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown on the Company Financial Statements (which reserves are adequate and were calculated consistent with the Company's ordinary business practice). All accounts payable of the Company, whether reflected in the Company Financial Statements or otherwise, have been duly and properly paid in accordance with their terms, consistent with the prevailing practice between the Company and the relevant trade creditor.

        SECTION 3.11.   COMPLIANCE WITH LAWS.

        (a) LAWS AND DECREES. The Company is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, orders, judgments and decrees, except for failures to comply or violations which, individually or in the aggregate, have not had, and will not have, a Material Adverse Effect.

        (b) APPROVALS AND LICENSES. The Company holds, to the extent required by applicable law, all permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Authorities (the "PERMITS") that are required for the operation of the business of the Company as now conducted, and there has not occurred any default under any such Permit, except for any which, individually or in the aggregate, have not had, and will not have, a Material Adverse Effect.

        SECTION 3.12. LITIGATION. To the best of the Company's knowledge, other than appeals to the Board of Patent Appeals and interferences in the ordinary course of patent prosecution, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or any investigation by) any Governmental Authority, pending or threatened against or affecting the Company , or any of its properties or rights. The Company is not subject to any judgment, order or decree entered in any action, suit or proceeding.

        SECTION 3.13.   EMPLOYEE BENEFIT PLANS.

        (a) PLANS. Schedule 3.13 sets forth an accurate and complete list of each domestic and foreign employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), whether or not subject to ERISA, and each stock option, stock appreciation right, restricted stock, stock purchase, stock unit, performance share, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, agreement or commitment maintained by the Company or any Affiliate thereof (including, for this purpose and for the purpose of all of the representations in this Section 3.13, any predecessors to the Company or its Affiliates and all employers (whether or not incorporated) that would be treated together with the Company and/or any such Affiliate as a single employer (within the meaning of Section 414 of the Code) or to which the Company or any Affiliate thereof contributes (or has any obligation to contribute)), has any liability or is a party (collectively, the "EMPLOYEE BENEFIT PLANS"). No Employee Benefit Plan is subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code. The Company has never maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any "multiple employer plan" (within the meaning of the Code or ERISA) or any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

        (b) STATUS OF PLANS. Each Employee Benefit Plan (including any related trust) is in substantial compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and has at all times been maintained and operated in substantial compliance with its terms and the requirements of all applicable laws, including, without limitation, ERISA and the Code. No complete or partial termination of any Employee Benefit Plan has occurred or is expected to occur. The Company has no commitment, intention or understanding to create, modify or terminate any Employee Benefit Plan. Except as required to maintain the tax-qualified status of any Employee Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that could reasonably be expected to prevent the amendment or termination of any Employee Benefit Plan. No event has occurred and no condition or circumstance has existed that could reasonably be expected to result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof.

        (c) NO LIABILITIES. There are no liabilities or obligations under any Employee Benefit Plan or any such plan, program, arrangement, agreement or commitment previously maintained by the Company or any Affiliate (or any other entity described in Section 3.13(a)) ("FORMER PLANS") with respect to which Cirrus could have any liability or obligation (including any successor liability under the Code or ERISA).

        The Company has not incurred any liability for any tax or excise tax arising under Chapter 43 of the Code, and no event has occurred and no condition or circumstance has existed that could reasonably be expected to give rise to any such liability.

        There are no actions, suits, claims or disputes pending, or, to the best knowledge and belief of the Company, threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, or to the Company's knowledge, threatened, anticipated, or expected to be asserted against the Company or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan. No Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

        (d) CONTRIBUTIONS. Full payment has been timely made of all amounts which the Company is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and to the best knowledge and belief of the Company no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance. The Company has made adequate provision for reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Employee Benefit Plan, applicable law or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

        (e) TAX QUALIFICATION. Each Employee Benefit Plan and each trust established in connection with any Employee Benefit Plan intended to be qualified under Sections 401(a) and 501(a) of the Code, respectively, as currently in effect, has been determined to be so qualified by the Internal Revenue Service or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for and to make any amendments necessary to obtain such a favorable determination.

        (f) COBRA. The Company has complied with all obligations arising in connection with the transactions contemplated by this Agreement under Part 6 of Subtitle B of Title I or ERISA and Section 4980B of the Code ("COBRA") except to the extent that any failure to comply will not, or could not reasonably be expected to, result in a material liability.

        (g) NO OTHER BENEFITS. No Employee Benefit Plan provides for post-employment or retiree health, life insurance or other welfare benefits (except to the extent required by COBRA or comparable state law). The Company has no unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code. No Employee Benefit Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract, policy or instrument issued by an insurance company that, to the knowledge of the Company, are or may be the subject of bankruptcy, conservatorship, insolvency, liquidation, rehabilitation or similar proceedings.

        (h) NO TRIGGERING EVENT. The execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, "parachute payment" (as such term is defined in Section 280G of the Code), severance, bonus, retirement or job security or similar-type benefit, or increase any benefits or accelerate the payment or vesting of any benefits to any employee or former employee or director of the Company or its Affiliates.

        (i) NO SEVERANCE BENEFIT. No Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

        (j) DOCUMENTS. The Company has delivered to Cirrus true and complete copies of all material documents in connection with each Employee Benefit Plan, if any, including, without limitation: (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications, and (iii) the annual report on Internal Revenue Service ("IRS") Form 5500-series, including any attachments thereto, for the last year.

        SECTION 3.14. EMPLOYMENT RELATIONS AND AGREEMENTS. (i) The Company is in compliance in all material respects with all federal, state, foreign, or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no representation question with respect to any collective bargaining agreement or similar agreement exists respecting the employees of the Company; and (iii) the Company has not experienced any unfair labor practice charge or complaint, strike, slowdown, stoppage or other labor dispute or difficulty during the last three years. No employee of the Company is covered by a collective bargaining agreement.

        SECTION 3.15.   TAXES.

        (a) TAX RETURNS. The Company has timely filed with the appropriate taxing authorities all federal, state and other returns, statements, forms and reports for Taxes ("RETURNS") that are required to be filed by, or with respect to, the Company on or prior to the Closing Date. The Returns (including any schedule or attachment thereto or any amendment thereof) reflect all liability for Taxes of the Company for the periods covered thereby. The Company is not the beneficiary of any extension of time within which to file any Return. The Company has not received written notice of any claim made by any jurisdiction where the Company does not file Returns, that the Company is or may be subject to taxation by that jurisdiction.

        (b) PAYMENT OF TAXES. The Company has timely paid all Taxes that are currently due and payable except for those for which adequate reserves have been made on the Company Financial Statements.

        (c)     OTHER TAX MATTERS.

                (i) The Company has not been the subject of an audit or other examination of Taxes by any Governmental Authority with respect to any taxable period for which the statute of limitations has not expired, and the Company has not received any written notices with respect to such taxable periods relating to any issue which could affect the Tax liability of the Company that has not been resolved or paid in full.

                (ii) The Company has not been included as a member in any "consolidated," "unitary" or "combined" Return (other than Returns which include only the Company) with respect to Taxes for any taxable period for which the statute of limitations has not expired.

                (iii) All Taxes which the Company is or has been required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

                (iv) There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between the Company, or any predecessor or Affiliate of any of them and any other party under which Cirrus or the Company could be liable for any Taxes of any Person.

                (v) The Company has not been required to include in income any adjustment pursuant to Section 481 or any similar provision of the Code or any other corresponding applicable tax laws by reason of a voluntary change in accounting method initiated by the Company, and the Company has not received written notice that the Internal Revenue Service or any other taxing authority has initiated or proposed any such adjustment or change in accounting method.

                (vi) The Company (A) has not entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or agreed to any extension of time with respect to a Tax assessment or deficiency, or (B) except as provided in Section 3.15(b) above, is not presently contesting the Tax liability of the Company.

                (vii) No election under 341(f) of the Code has been made to treat the Company as a consenting corporation, as defined in Section 341(f) of the Code.

                (viii) The Company has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code.

                (ix) The Company has not redeemed any Company Shares in a manner that would cause the transactions contemplated hereby to fail to qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. The Company has not redeemed any Company Shares or made any distributions, and no Person related to the Company within the meaning of Treasury Regulation Section 1.368-1(e)(3)(i)(B) has acquired any Company Shares, in a manner that would cause the transactions contemplated hereby to violate the continuity of interest requirement set forth in Treasury Regulation Section 1.368-1(e).

                (x) The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d).

                SECTION 3.16. LIABILITIES. Except as set forth in the balance sheet dated as of May 31, 2001, the Company has no outstanding claims, liabilities or indebtedness, contingent or otherwise, other than liabilities not exceeding $25,000 to trade creditors incurred subsequent to the date of such balance sheet in the ordinary course of business not involving borrowings by the Company. The Company is not in default in respect of the terms or conditions of any indebtedness.

        SECTION 3.17.   INTELLECTUAL PROPERTY.

        (a) REGISTRATIONS. Schedule 3.17(a) is a complete list of all Intellectual Property used or held for use in the business of the Company (except for unregistered copyrights, know how and trade secrets). To the extent indicated on Schedule 3.17(a), the Intellectual Property listed on Schedule 3.17(a) has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office or Network Solutions, Inc., the appropriate government or officially recognized offices in the various states of the United States and the appropriate government or officially recognized offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance (i) has not been abandoned, canceled or otherwise compromised (except for amendments made in the ordinary course of patent prosecution and indications of the availability of licenses under one or more of the Company's patents and/or patent applications) and (ii) remains in full force and effect as of the Closing Date. Copies of all items of Intellectual Property which have been reduced to writing or other tangible form (including, without limitation accurate and complete copies of all related licenses, and amendments and modifications thereto) have been delivered or made available to Cirrus; specifically all patent files and other files relating to intellectual property maintained by the Company's outside patent counsel, Blakely, Sokoloff, Taylor & Zafman LLP, were made available to Cirrus and its outside counsel, White & Case LLP, at the office of Blakely, Sokoloff, Taylor and Zafman LLP on June 12, 2001 through June 15, 2001.

        (b) LICENSES. Schedule 3.17(b) sets forth all licenses to which the Company is a party, whether as licensor, licensee, or otherwise with respect to any of the Intellectual Property, other than Commercial Software Rights. To the extent any Intellectual Property is used under license in the business of the Company, no notice of a material default has been sent or received by the Company under any such license which remains uncured, and except as indicated on
Schedule 3.17(b), the execution, delivery or performance of the Company's obligations hereunder will not result in such a default. Each such license agreement (other than Commercial Software Rights) is a legal, valid and binding obligation of the Company and each of the other parties thereto, enforceable in accordance with the terms thereof and the transactions contemplated by this Agreement will not breach the terms thereof.

        (c) NO INFRINGEMENT. The Company owns or is licensed to use, all of the Intellectual Property, free and clear of any Encumbrances without obligation to pay any royalty or any other fees with respect thereto. The Company's use of the Intellectual Property (including, without limitation, the manufacturing, marketing, licensing, sale or distribution of product and the general condition and operations of the business of the Company) does not violate, infringe, misappropriate or misuse any intellectual property rights of any third party. The Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property. Other than the payment of patent application filing, issue, maintenance, annuity or other prosecution fees in the ordinary course, there are no actions that must be taken or payments that must be made by the Company within 180 days following the Closing Date that, if not taken, will adversely affect the Intellectual Property or the right of the Company to use same as where used as of the Closing Date.

        (d) DISCLOSURE REQUIREMENTS. The Company has used all necessary and commercially reasonable efforts to comply with all applicable disclosure requirements in the application for and maintenance of any patent, trademark or copyright of the Company.

        (e) FEES AND FILINGS. Each item of the Intellectual Property is valid and subsisting and each registration, filing or issuance has been maintained effective by the Company through making all requisite filings, renewals and/or related maintenance payments in connection with such Intellectual Property and filing of all necessary documents and certificates in connection with such Intellectual Property with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of preserving such Intellectual Property and maintaining the Company's interest therein.

        (f)     NO NOTICE OF INFRINGEMENT. Except as indicated in
Schedule 3.17(f) as of the Closing Date, the Company has not received any written notice of any claim, threat of claim, nor any correspondence that might, directly or indirectly, imply the existence of a claim, from any Person relating to the right of the Company to use any of the Intellectual Property. The Intellectual Property set forth in Schedule 3.17 constitutes all the intellectual property necessary to operate the business of the Company as of the Closing Date in the manner in which it is presently operated.

        (g) NO PENDING CLAIMS. Except as indicated in Schedule 3.17(g), there are no pending or threatened claims, in writing or otherwise, by any
Person: (i) of unfair competition or trade practices by the Company under the laws of any jurisdiction applicable to the Company; (ii) challenging the right of the Company to use any Intellectual Property or indicating that the failure to take a license would result in such a claim; (iii) alleging any violation, infringement, misuse or misappropriation by the Company of Intellectual Property owned by any Person; or (iv) assertion of any opposition, interference, invalidity, termination, abandonment, unenforceability, or other infirmity of any Intellectual Property. To the best knowledge of the Company, the Company does not know of any valid basis for such claims. Moreover, the Company has not made any claim in writing of a violation, infringement, misuse or misappropriation by any Person (including, without limitation, any employee or former employee of the Company) of its rights to, or in connection with, any Intellectual Property, which claim is pending. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

        (h) NO UNFAIR COMPETITION. The operation of the businesses of the Company as such business currently is conducted, including the Company's design, development, manufacture, marketing and sale of the products or services of the Company (including without limitation, products currently under development) have not and does not infringe, misuse or misappropriate the rights of any third party.

        (i) NO PROCEEDINGS. To the knowledge of the Company, there are no interferences, oppositions or other contested proceedings, either pending or threatened, in the United States Copyright Office, the United States Patent and Trademark Office, or any other Governmental Authority relating to any pending application with respect to the Company's Intellectual Property. Other than one or more appeals in the ordinary course of patent prosecution, there is no proceeding or action pending before any tribunal (including the United States Patent and Trademark office or equivalent authority anywhere in the world), or threatened, that relates to any Intellectual Property of the Company.

        (j) NO IMPEDIMENTS TO PATENTS. The Company is not barred by its own action from seeking patents on material patentable inventions of the Company by "on sale" or similar bars to patentability or by failure to apply for a patent on such inventions within the time required under the laws of any applicable jurisdiction. Where practical, the Company has pursued foreign patent protection and in such cases, the Company is not barred by its own action or inaction from seeking patents on material patentable inventions of the Company under the laws of the respective foreign jurisdictions.

        (k) SITES AND SERVERS. For the twelve month period prior to the Closing Date, the Internet domain names and URL's constituting part of the Company's Intellectual Property (together with any content and other materials accessible and/or displayed thereon, the "SITES") direct and resolve to the appropriate Internet protocol addresses and are and have been maintained and accessible to Internet users on those certain computers used by the Company to make the Sites so accessible (the "SERVER") approximately twenty-four (24) hours per day, seven (7) days per week ("24/7") and have been operational for downloading content from the Server on a 24/7 basis. The Company has fully operational back-up copies of the Sites (and all related software, databases and other information), made from the current versions of the Sites as accessible to Internet users on the Server (and copied directly therefrom). Such back-up copies have been kept in a safe and secure environment, fit for the back-up of media, and are not located at the same location as the Server.

        (l) CONFIDENTIALITY. The Company has taken all necessary and reasonable steps required under the circumstances to protect and preserve the confidentiality of all proprietary non-public information relating to the Intellectual Property constituting part of or relating to intellectual property of other Persons provided to the Company. All use and/or disclosure of such information to any third party (other than (i) to competent regulators, accountants and counsel in each instance acting in their professional capacities, or (ii) pursuant to competent judicial or equivalent order) has been pursuant to the terms of a written agreement between such third parties and the Company. The Company has not breached any agreements of non-disclosure or confidentiality or is currently alleged or claimed to have done so.

        (m) WRITTEN AGREEMENTS. To the extent any work, invention or material has been developed or created by a third party exclusively for the Company, the Company has entered into and maintains a written agreement with such third party with respect thereto and the Company has obtained ownership of, or license to, all Intellectual Property in such work, material or invention by operation of law or by valid assignment.

        SECTION 3.18. MATERIAL CONTRACTS. (a) Schedule 3.18 sets forth all of the following to which the Company is a party or by which it is bound:

                (i) any agreement or commitment that involves the performance of services by it of an amount or value in the aggregate in excess of $100,000;

                (ii) any agreement, indenture or other instrument which contains restrictions on payment of dividends or the making of any other distribution in respect of its capital stock;

                (iii) any agreement or commitment to be performed relating to capital expenditures in excess of $100,000 in any calendar year other than those capital expenditures approved and clearly identified as part of the Company's fiscal year 2001 budget (the "2001 BUDGET"), an accurate and complete copy of such budget being attached to
        Schedule 3.18;

                (iv) any agreement, indenture or instrument relating to indebtedness for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business);

                (v) any loan or advance to or investment in any Person, or any agreement or commitment relating to the making of any such loan, advance or investment;

                (vi)    any profit-sharing agreement;

                (vii) any guaranty, suretyship or other contingent liability in respect of any indebtedness or obligation of any Person;

                (viii) any management service, consulting or any other similar type of agreement, requiring payments by or to the Company in the aggregate in excess of $100,000;

                (ix) any confidentiality, nondisclosure or similar agreement to which the Company is a party and in respect of which the Merger could cause a breach of such agreement or could result in a liability to Cirrus or the Company following the Closing;

                (x) any agreement or commitment limiting the ability of the Company to engage in any line of business or to compete with any Person; or

                (xi) any amendment or supplement in respect of any of the foregoing.

        (b) Each agreement, commitment, indenture, instrument, loan, advance, investment, guarantee, suretyship or contingent liability, including all amendments, modifications and supplements thereto (collectively "CONTRACTS"), is in full force and effect, and (i) there exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) on the part of the Company, or to the knowledge of the Company on the part of any other party thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder; (ii) no approval or consent of, or notice to, any Person is needed in order that each of the foregoing shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement; and (iii) the consummation of the transactions contemplated hereby will not alter in any material respect the rights and obligations of any of the parties to the Contracts.

        SECTION 3.19. PRODUCTS. Schedule 3.19 lists and describes each of the Products of the Company. Each of the Products has been and is in conformity with all applicable contractual commitments, all express and implied warranties with respect thereto and all legal requirements applicable thereto. If the Company obtained, by license, the right to sell, license, develop or otherwise provide any Product under sublicense or other agreement with a third party, this representation and warranty is based solely on the Company's knowledge. The Company has no liability for, and to the Company's knowledge no basis exists for, any liability for any replacement, repair or remediation of any Product or for any other damages or refunds in connection with any Product. Schedule 3.19 sets forth a description of all guaranties, warranties and other indemnities to which any of the Products is subject, other than the Company's applicable standard terms and conditions of sale and standard guaranties and warranties, copies of which have been provided to Cirrus.

        SECTION 3.20 OWNED REAL PROPERTY. The Company does not own any real property.

        SECTION 3.21. LEASES. Schedule 3.21 attached hereto contains an accurate and complete list of all leases to which the Company is a party (as lessor or lessee). Each such lease is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor. The Company has not violated any of the terms or conditions under any such lease in any material respect, and to the knowledge of the Company all of the covenants to be performed by any other party under any such lease have been fully performed and no default by such party exists thereunder. The Company has good and marketable leasehold interests in all leased real property described in each such lease, free and clear of any Encumbrances. All such property is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

        SECTION 3.22. INSURANCE. Set forth on Schedule 3.22 attached hereto is a list of all insurance policies which the Company maintains with respect to its businesses, properties and employees. Such policies are in full force and effect and are free from any right of termination on the part of the insurance carriers. Such policies, with respect to their amounts and types of coverage, are comparable to those typically carried by similarly situated companies in the same or similar businesses. Since January 1, 2001, there has not been any material adverse change in the relationship of the Company with any of its insurers or any material increase in any of the premiums payable pursuant to such policies.

        SECTION 3.23. BOOKS AND RECORDS. All minute books of the Company have been made available to Cirrus. The minute books of the Company contain accurate records of all meetings of, and all corporate action taken by (including action taken by written consent), the Shareholders and Board of Directors of the Company. The Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) (collectively, "BOOKS AND RECORDS") that are not under the exclusive ownership and direct control (including all means of access thereto and therefrom) of the Company.

        SECTION 3.24. AGREEMENTS WITH AFFILIATES. Set forth on Schedule 3.24 is a list of all agreements, arrangements, commitments and understandings, whether written or oral, between the Company and any officer, director or Affiliate of the Company.

        SECTION 3.25.   TECHNOLOGY SYSTEMS OPERABILITY.

        (a) OPERABILITY OF TECHNOLOGY SYSTEMS. All of the computer hardware, computer software, electronic data processing equipment, controllers, microchips embedded in computer or non-computer equipment and any other computerized or electronic equipment or components (collectively, the "TECHNOLOGY SYSTEMS") of the Company are in good working condition and are Year 2000 Compliant. For purposes of this Agreement, the term "YEAR 2000 COMPLIANT" shall mean that the Technology Systems, without human intervention, accurately and completely recognize, receive, record, manipulate, calculate, process, sequence, store, transmit and output or produce, without material error or interruption, dates and date-related data from and after 12:00 a.m. on January 1, 2000, time periods that include January 1, 2000 and information that is dependent on or relates to such dates or time periods (including, without limitation, leap year calculations in that same manner and with the same accuracy, functionality, data interaction and performance as when dates or time periods prior to January 1, 2000 are involved) and do not, as a consequence of the change of centuries or of the fact that data from more than one century is being processed, cause an abnormal termination of execution, an endless loop, incorrect values, or invalid results, or otherwise fail to perform accurately, completely and in a timely fashion in accordance with their respective specifications and functionalities, except where such failure does not have a Material Adverse Effect.

        (b) NO ADVERSE EFFECT. None of the Technology Systems of the Company, nor any of the Products or services sold or licensed by the Company to third parties has been adversely affected by the onset of the year 2000.

        (c) CONTINGENCY PLANS. The Company has established, and put in place, commercially reasonable contingency plans to address, correct and otherwise attend to in a timely fashion any and all material problems that may occur with its Technology Systems and/or supply and distribution systems as a result of (i) a failure of such systems to be Year 2000 Compliant or (ii) such systems otherwise being adversely affected by the onset of the year 2000.

        (d) NO CLAIMS OR DEMANDS. As of the Closing Date, the Company has not received any written claims or demands from any third parties asserting that the Products, Technology

Systems or supply and distribution systems of the Company fail to be Year 2000 Compliant. The Company does not know of any valid basis for such a claim or demand.

        SECTION 3.26. FISCAL 2001 BUDGET. The Fiscal 2001 Budget previously delivered to Cirrus is an accurate and complete copy of such budget, and it has not since been amended or supplemented in any manner.

        SECTION 3.27. BROKER'S OR FINDER'S FEE. The Company has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

        SECTION 3.28. COPIES OF DOCUMENTS. The Company has made available for inspection and copying by Cirrus accurate and complete copies of all documents referred to in this Agreement and the Exhibits and Schedules thereto, and all amendments, supplements and waivers thereof.

        SECTION 3.29. DISCLOSURE. The statements made by the Company in the Transaction Documents to which it is a party (including, without limitation, the representations and warranties made by the Company therein in the Schedules and Exhibits thereto), when taken as a whole, do not include or contain any untrue statement of a material fact and do not omit to state any material fact required to be stated in order for such statements not to be misleading.

        SECTION 3.30. RELATIONSHIPS. To the Company's knowledge, the relationship of the Company with its present suppliers, customers, licensors, vendors and contractors will not be materially adversely affected as a result of the Merger of the Company pursuant to the Transaction Documents.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                          OF CIRRUS AND ACQUISITION SUB

        SECTION 4. REPRESENTATIONS AND WARRANTIES OF CIRRUS AND ACQUISITION SUB. Except as set forth in the corresponding sections of the disclosure letter delivered by Cirrus to the Company prior to entering into this Agreement (the "CIRRUS DISCLOSURE LETTER"), Cirrus and Acquisition Sub hereby represent and warrant to the Company as of the date hereof and as of the Closing Date (except as otherwise indicated) as follows:

        SECTION 4.1. DUE ORGANIZATION, GOOD STANDING AND CORPORATE POWER. Each of Cirrus and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

        SECTION 4.2. AUTHORIZATION AND VALIDITY OF AGREEMENT. Each of Cirrus and Acquisition Sub has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated thereby, will have been duly authorized and approved by its respective Board of Directors and stockholders, if required, and no other action on the part of Cirrus and/or Acquisition Sub is necessary to authorize the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby. The Transaction Documents as have been executed and delivered by Cirrus and Acquisition Sub on or prior to the date hereof have been, and on the Closing Date such other of the Transaction Documents to which Cirrus and/or Acquisition Sub is a party will have been, duly executed and delivered by Cirrus and Acquisition Sub and are and will be valid and binding obligations enforceable against Cirrus and Acquisition Sub, as the case may be, in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and general equitable principles.

        SECTION 4.3. CAPITALIZATION. The authorized capital stock of Cirrus consists of 280,000,000 shares of Cirrus Common Stock and 5,000,000 shares of preferred stock, of which approximately 73,600,000 shares of Cirrus Common Stock (excluding 6,400,000 treasury shares held by Cirrus) are outstanding on the date of this Agreement. All issued and outstanding shares of Cirrus Common Stock are, and all of the shares of Cirrus Common Stock issuable pursuant to this Agreement when issued as provided herein will be, duly authorized, validly issued, fully paid and nonassessable.

        SECTION 4.4. CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of the Transaction Documents to which it is a party by Cirrus and Acquisition Sub and the consummation by them of the transactions contemplated thereby will not: (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Cirrus or Acquisition Sub; (b) violate or conflict with any statute, ordinance, rule, regulation, order or decree of any court or any Governmental Authority applicable to Cirrus or Acquisition Sub or by which any of their respective properties or assets are or may be bound, (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority, except, if required, for prior notification and reporting requirements under the HSR Act, or (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default, or result in the creation of any Encumbrance upon any of the properties or assets of Cirrus or any of its subsidiaries, or give rise to an obligation, right of termination, cancellation, acceleration, payment or increase of any obligation or a loss of a material benefit, any of the terms, conditions or provisions of any agreement, instrument or other obligation to which Cirrus or Acquisition Sub is a party, or by which any of its properties or assets are or may be bound, except for any such violations, breaches, conflicts, defaults, Encumbrances, increases or losses which, individually or in the aggregate, will not have a material adverse effect on the business, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of Cirrus and Acquisition Sub, taken as a whole or on the ability of Cirrus and Acquisition Sub to consummate the transactions contemplated by the Transaction Documents.

        SECTION 4.5. BROKER'S OR FINDER'S FEE. Neither Cirrus nor Acquisition Sub has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby, except for such fees or commissions as are listed in Schedule 4.5.

        SECTION 4.6. SEC DOCUMENTS, FINANCIAL STATEMENTS. Since June 1, 2000, Cirrus has timely filed (within applicable extension periods) all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed since June 1, 2000 and prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the "SEC DOCUMENTS"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein, in light of the circumstances under which they were made, not misleading. The financial statements of Cirrus (including, in each case, any notes and schedules thereto) included in the SEC Documents (a) were prepared from the books and records of Cirrus and its subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) are in conformity with GAAP, applied on a consistent basis (except in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and (d) fairly present, in all material respects, the consolidated financial position of Cirrus and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount). Except as set forth in the SEC Documents filed from June 1, 2000 through the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent consolidated balance sheet included in the SEC Documents, neither Cirrus nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for those that would not, individually or in the aggregate, reasonably be expected to have a materially adverse effect on the financial condition or operating results of Cirrus.

        SECTION 4.7 DISCLOSURE. The statements made by Cirrus in the Transaction Documents to which it is a party (including, without limitation, the representations and warranties made by Cirrus therein in the Schedules and Exhibits thereto), when taken as a whole, do not include or contain any untrue statement of a material fact and do not omit to state any material fact required to be stated in order for such statements not to be misleading.

        SECTION 4.8. OWNERSHIP OF ACQUISITION SUB; NO PRIOR ACTIVITIES. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by the Transaction Documents and except for the Transaction Documents, any other agreements or arrangements contemplated by this Agreement, Acquisition Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

        SECTION 4.9. LITIGATION. There is no action, suit, proceeding or claim pending or threatened, to the knowledge of Cirrus or any of its subsidiaries, or any of their respective directors or officers (in their capacities as such), that could have a material adverse effect on Cirrus or any of its subsidiaries. There is no judgment, decree or order against Cirrus or any of its subsidiaries, that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by the Transaction Documents.

                                    ARTICLE V

                                   TAX MATTERS

        SECTION 5.1. REORGANIZATION QUALIFICATION. The parties hereto intend that the transactions consummated pursuant to this Agreement be treated for federal income tax purposes as a merger which qualifies as a "reorganization" within the meaning of Section 368 of the Code, and shall report such transactions in a manner consistent therewith on all federal income tax returns, reports, declarations, claims for refund, or statements (including any schedule or amendment thereto). The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Section 354(a)(1) of the Code.

        SECTION 5.2. COOPERATION WITH TAX MATTERS. Each party hereto shall cooperate to the extent reasonably requested by any other party in connection with the filing of Returns and any audit, litigation or other proceeding involving the Company with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

        SECTION 5.3. TRANSFER AND OTHER TAXES. All transfer, documentary, sales, use, stamp, registration and similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated hereby shall be paid when due by the Shareholders receiving Merger Consideration, and such Shareholders shall, at their expense, file and cause to be filed all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and similar Taxes and fees.

                                   ARTICLE VI

                      PRE-CLOSING COVENANTS OF THE COMPANY

        SECTION 6.1. CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME. Except as permitted or required by this Agreement or otherwise consented to in writing by Cirrus, until the Closing, the Company shall take all action, or refrain from taking any action, necessary to ensure that:

        (a)     The Company:

                (i) conducts its operations only according to its usual regular and ordinary course of business in substantially the same manner as heretofore conducted, and uses its best efforts to preserve intact its business organization, to keep available the services of its current employees and to preserve its present relationships with customers, suppliers and other Persons with which it has a business relationship;

                (ii) preserves all of its right, title and interest in and to the assets of the Company, including, without limitation, its product designs, layouts, drawings, net lists, engineering documentation, user documentation, masks and other manufacturing tools, firmware and software, and test programs, except such of the assets as are consumed in the ordinary course of business consistent with past practice between the date hereof and the Closing Date;

                (iii) maintains in good operating condition and repair, ordinary wear and tear excepted, all of the tangible property of the Company;

                (iv) maintains in force all insurance in effect on the date of this Agreement;

                (v) maintains all of the Books and Records consistent with past practices;

                (vi) operates its business in compliance with all applicable laws, rules and regulations; and

                (vii) extends trade credit only in the ordinary course of business, consistent with past practice.

        (b)     The Company shall not:

                (i) amend its Certificate of Incorporation or Bylaws (or similar constitutive documents);

                (ii) issue or sell, or authorize the issuance or sale of, any shares of its capital stock or any other securities, other than the issuance of shares of capital stock upon the exercise of outstanding options or warrants which are included in the definition of Fully Diluted Shares;

                (iii) issue or sell, or authorize the issuance or sale of, any securities convertible into, or options, warrants or rights to purchase or subscribe to its capital stock or any other securities; provided that the Company may issue or sell or authorize the issuance or sale of options to employees, directors and consultants pursuant to the Company's Option

        Plan in amounts and on terms consistent with past practices and at exercise prices as mutually agreed by the Company and Cirrus or as otherwise set forth on Schedule 6.1(b)(iii);

                (iv) enter into any arrangement or contract with respect to the issuance or sale of any shares of its capital stock or any other securities, or make any changes in its capital structure, except for the taking of the Loan;

                (v) sell or agree to sell or create or agree to create any Encumbrance on any stock or other equity interest owned by it in any other Person;

                (vi) declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or other securities, or make any other payments to its stockholders or Affiliates;

                (vii) enter into any contract or commitment with respect to capital expenditures individually or in the aggregate in excess of $100,000;

                (viii) acquire any interest in the equity, assets or business of any Person, except as otherwise permitted by Section 6.1(b)(xi);

                (ix) except to the extent required under applicable law, rule or regulation, or as permitted or required by this Agreement, or otherwise in the ordinary course of business in accordance with past practices, increase the compensation or fringe benefits of, or pay any bonuses to, any of its directors, officers or employees or grant any severance or termination pay, or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee, or establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees;

                (x) create any Encumbrance on any of its assets or incur or modify any indebtedness or other liability (other than the incurrence of trade payables in the ordinary course of business) or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loan or other extension of credit, other than the Loan from Cirrus to the Company pursuant to Section 7.5 hereof;

                (xi) purchase or sell any assets other than Products in the ordinary course of business;

                (xii)   enter into any capital lease or lease any of its assets;

                (xiii) enter into any material contract, transaction or activity;

                (xiv) pay or set aside any dividend or make or set aside any other distribution with respect to, or redeem, purchase or otherwise acquire, any shares of its capital stock or other securities, or make any other payment to the Shareholders or any Affiliate thereof or of the Company, other than in connection with the cancellation of warrants to purchase up to 62,727 shares of Company Common Stock/Preferred Stock provided that the repurchase of such warrants shall not exceed $70,000 in the aggregate;

                (xv) make or rescind any tax election or settle or compromise any tax liability;

                (xvi) make any change in its accounting policies or procedures or make any changes in any accounting method or, except upon the written advice of its independent auditors, its system of internal accounting controls;

                (xvii) except in the ordinary course of business, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations reflected or reserved against in the Company Financial Statements;

                (xviii) increase or decrease prices charged to its customers other than in the ordinary course of business;

                (xix) enter into any contract or transaction with any of its directors, officers, Shareholders or Affiliates, other than as expressly provided in this Agreement;

                (xx) file or cause to be filed or be a party to any action, suit or proceeding at law or in equity, or any arbitration, or any administrative or other proceeding by or before any Governmental Authority;

                (xxi)   engage in any new line of business; or

                (xxii) agree, in writing or otherwise, to take any of the foregoing actions.

        (c) The Company shall notify Cirrus and Acquisition Sub in writing of any material adverse change since the date hereof in the business, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company promptly upon becoming aware thereof.

        SECTION 6.2. FULL ACCESS AND DISCLOSURE. Subject to Section 7.1, during the period commencing on the date hereof until the Closing Date, the Company shall afford Cirrus and Acquisition Sub and their respective employees, advisors, accountants, agents and representatives reasonable access during normal business hours to the personnel, properties and Books and Records of the Company in order that they may have the opportunity to make reasonable investigations of the affairs of the Company; provided, however, neither the right to make such investigations nor the making of any such investigation shall affect the representations and warranties made in this Agreement or the right of Cirrus and/or Acquisition Sub to enforce them. The Company shall promptly furnish to Cirrus and Acquisition Sub such additional financial and operating data and other information and respond to such inquiries as either of them shall from time to time reasonably request.

        SECTION 6.3. CONFIDENTIALITY Until June 30, 2004, the Company shall, and the Company shall cause the Company's Shareholders, officers, directors, other employees, agents, representatives and Affiliates to treat and hold as confidential all non-public information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other non-public information (collectively, "CONFIDENTIAL INFORMATION") with respect to Cirrus and Acquisition Sub; provided that Confidential Information shall not include information that: (i) is as of the date hereof, or subsequently becomes, generally available to the public through no fault of, or breach of any confidentiality obligation by, a party hereto, (ii) the Person to whom such information is disclosed can demonstrate to have had such information in its possession without any breach of any applicable law or regulation or other obligation of confidentiality of such Person or a third party, or (iii) is independently developed by the Person to whom such information is disclosed without the use of any Confidential Information disclosed either in furtherance or in violation hereof. The Company and any Shareholders, and their respective officers, directors, other employees, agents, representatives and Affiliates, may disclose such Confidential Information, if he, she or it becomes legally compelled to disclose such information. In such case, the Person needing to disclose such Confidential Information shall provide Cirrus with prompt written notice of any requirement or effort made by any Person to compel disclosure on such Confidential Information so that Cirrus may, if it desires, seek a protective order or other remedy. The Person compelled to make such disclosure shall exercise its best efforts to obtain assurances that confidential treatment will be accorded such Confidential Information, and in any event, only that portion of the Confidential Information which is legally required to be disclosed may be disclosed. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that remedies at law for any breach of any obligation under this Section 6.3 are inadequate and that in addition thereto the party seeking to enforce this Section 6.3 shall be entitled to equitable relief, including injunction and specific performance, in the event of any such breach. Notwithstanding the foregoing, the obligations of the Company under this
Section 6.3 shall cease at the Effective Time.

        SECTION 6.4.    COOPERATION AND BEST EFFORTS. The Company shall:

        (a) cooperate and use its best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents, including, without limitation, its reasonable best efforts to obtain, prior to September 28, 2001, such Permits and Consents as are necessary for consummation of the transactions contemplated by the Transaction Documents; and

        (b) promptly assist, cooperate and use its best efforts to provide all appropriate information requested by Cirrus in connection with Cirrus' preparation and filing of an

Application for Qualification of Securities by Permit and the related Fairness Hearing as described in and pursuant to Section 7.6.

        SECTION 6.5.    REGULATORY MATTERS.

        The Company shall promptly:

                (i) take all actions necessary to make the filings with any Antitrust Authority or any other Governmental Authority required of it or any of its Affiliates under any applicable laws in connection with the Transaction Documents and the transactions contemplated thereby, and

                (ii) inform Cirrus of any material communication made to, or received by the Company from, any Antitrust Authority or any other Governmental Authority regarding any of the transactions contemplated by the Transaction Documents.

        SECTION 6.6. COVENANT TO SATISFY CLOSING CONDITIONS. The Company shall satisfy or cause to be satisfied, on or before September 28, 2001, the conditions to the obligations of Cirrus and Acquisition Sub to consummate the transactions contemplated hereby set forth in Section 8.1(n) and shall use its best efforts to effect or cause to be effected all such other matters within its control that may be necessary or desirable for the satisfaction of all such other conditions to the obligations of Cirrus to consummate the transactions contemplated hereby.

        SECTION 6.7. BEST EFFORTS. The Company and the Shareholders shall promptly assist, cooperate and use their best efforts to provide all appropriate information requested by Cirrus necessary for the registration or exemption of shares of Cirrus Common Stock pursuant to Section 7.6.

        SECTION 6.8. DELIVERY OF TAX REPRESENTATION LETTERS. The Company shall use its best efforts to, prior to Closing, execute and deliver to Morrison & Foerster, LLP or any other legal firm delivering the opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code a tax representation letter in a form reasonably acceptable to such legal firm and necessary to render the opinion provided for in Section 8.2(f).

                                   ARTICLE VII

                       PRE-CLOSING COVENANTS OF CIRRUS AND

                                 ACQUISITION SUB

        SECTION 7.1. CONFIDENTIALITY. Until the Effective Time (or if the Merger does not close, until June 30, 2004) Cirrus and Acquisition Sub shall, and shall cause their respective officers, directors, other employees, agents, representatives and Affiliates to, treat and hold as confidential all Confidential Information of the Company. Cirrus and Acquisition Sub or any such officers, directors, other employees, agents, representatives and Affiliates may disclose any such Confidential Information if, prior to the Effective Time, he, she or it becomes legally compelled to disclose such information. In such case, Cirrus shall provide the Company with prompt written notice of such requirement so that the Company may, if it desires, seek a protective order or other remedy. Cirrus shall exercise its best efforts to obtain assurances that confidential treatment will be accorded such Confidential Information, and in any event, Cirrus shall furnish only that portion of the Confidential Information which is legally required to be disclosed. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that remedies at law for any breach of any obligation under this Section 7.1 are inadequate and that in addition thereto the party seeking to enforce this Section 7.1 shall be entitled to equitable relief, including injunction and specific performance, in the event of any such breach.

        SECTION 7.2. COOPERATION AND BEST EFFORTS. Cirrus and Acquisition Sub shall cooperate and use their best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by the Transaction Documents, including, without limitation, their reasonable best efforts to obtain, prior to September 1, 2001, all Permits and Consents as are necessary for consummation of the transactions contemplated by the Transaction Documents.

        SECTION 7.3.    REGULATORY MATTERS.

        Cirrus and Acquisition Sub shall promptly:

                (i) take all actions necessary to make the filings with any Antitrust Authority or any other Governmental Authority required of them or any of their Affiliates under any applicable laws in connection with the Transaction Documents and the transactions contemplated thereby; and

                (ii) inform the Company of any material communication made to, or received by Cirrus or Acquisition Sub from, any Antitrust Authority or any other Governmental Authority regarding any of the transactions contemplated by the Transaction Documents.

        SECTION 7.4. COVENANT TO SATISFY CLOSING CONDITIONS. Cirrus shall satisfy, or cause to be satisfied, on or before September 28, 2001, the conditions to the obligations of the Company to consummate the transactions contemplated hereby set forth in Section 8.2(b), and shall use its best efforts to effect or cause to be effected all such other matters within its control that may be necessary or desirable for the satisfaction of all such other conditions to the obligations of the Company to consummate the transactions contemplated hereby.

        SECTION 7.5. LOAN COMMITMENT. If the Closing has not occurred as of July 16, 2001, upon the Company's written request, Cirrus shall tender the Loan to the Company on the terms provided in the definition of "Loan" contained in this Agreement. All outstanding principal and accrued unpaid interest under the Loan shall be deducted from the Merger Consideration at the Closing.

        SECTION 7.6. CIRRUS SECURITIES REGISTRATION OR EXEMPTION. All parties hereto acknowledge that Cirrus intends to issue Cirrus Common Stock to the Shareholders pursuant to an exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) of the Securities Act, and that in order to qualify for such exemption Cirrus must apply to the California Commissioner of Corporations for a permit (the "CALIFORNIA PERMIT"), which may only be issued after a public hearing on the fairness of the terms and conditions of the Merger (the "FAIRNESS HEARING"). As promptly as reasonably practicable after the signing of this Agreement, Cirrus, with the full cooperation and assistance of the Company, shall prepare an Application for Qualification of Securities by Permit under a related Notice of Hearing and other disclosure materials (the "DISCLOSURE DOCUMENTS") to be supplied to the Shareholders of the Company in connection with the transactions contemplated hereby (collectively, the "HEARING DOCUMENTS"). As promptly as reasonably practicable after the signing of this Agreement, Cirrus shall cause to be filed, with the full cooperation of the Company, the Disclosure Documents and the Hearing Documents with the California Department of Corporations and request a hearing on the fairness of the Merger pursuant to
Section 25132 of the California Corporate Securities Law of 1968, as amended. Cirrus shall use its best efforts to prepare and file the Disclosure Documents and Hearing Documents with the California Department of Corporations within fifteen (15) days after the date of this Agreement. Cirrus and the Company will thereafter endeavor in good faith to obtain a finding of fairness and the issuance of a California Permit to such effect by the California Department of Corporations as a result of such Fairness Hearing, but they shall in no event be required to alter the terms of the Merger in order to obtain such finding and issuance. All parties hereto shall proceed expeditiously and cooperate fully in making available all information necessary to complete the California Permit application and to participate as may be necessary or appropriate at the Fairness Hearing. If a California Permit is not obtained, then as promptly as reasonably practicable after the denial of the California Permit, or upon the determination by the Company and Cirrus that a California Permit will not likely be obtained, the Company and Cirrus shall prepare, and Cirrus shall file with the SEC a Registration Statement on Form S-4 (or such other form or successor form as shall be appropriate), which complies in form with applicable SEC requirements and shall use its best efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

        SECTION 7.7. DELIVERY OF TAX REPRESENTATION LETTERS. Each of Cirrus and Acquisition Sub shall use its best efforts to, prior to Closing, execute and deliver to Morrison & Foerster, LLP or any other legal firm delivering the opinion that the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code a tax representation letter in a form reasonably acceptable to such legal firm and necessary to render the opinion provided for in Section 8.2(f) (collectively with the tax representation letter described in Section 6.8, the "TAX REPRESENTATION LETTERS").

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

        SECTION 8.1. CONDITIONS TO OBLIGATION OF CIRRUS AND ACQUISITION SUB. The obligations of Cirrus and Acquisition Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction or written waiver by Cirrus on or prior to the Closing Date of the following conditions precedent:

        (a) The representations and warranties of the Company made in the Transaction Documents to which it is a party shall be true in all material respects (without regard to any materiality qualifications set forth therein) on the date hereof and on the Closing Date;

        (b) The Company shall have performed and complied in all material respects with all agreements and covenants required by the Transaction Documents to be performed and complied with by it at or prior to the Closing Date;

        (c) The Shareholders shall have approved the execution, delivery and performance by the Company of the Transaction Documents to which it is a party;

        (d) The Principal Shareholders shall have executed and delivered to Cirrus the Voting Rights Agreement together with the irrevocable proxy provided for therein to vote their Company Shares with respect to certain matters;

        (e)     Each of the employees of the Company identified on
Schedule 8.1(e) shall have entered into an Employment Agreement with Cirrus in the form attached as Exhibit C, (each an "EMPLOYMENT AGREEMENT") and each of the Key Employees shall have entered into such Employment Agreement Addenda in substantially the form attached as Exhibit D (each an "ADDENDUM");

        (f)     [omitted];

        (g)     [omitted];

        (h) All authorizations, consents, waivers and approvals required from Governmental Authorities in connection with the execution, delivery and performance of this Agreement, including without limitation from the Antitrust Authorities, shall have been duly obtained and shall be in form and substance reasonably satisfactory to Cirrus;

        (i) No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise adversely affect the consummation of the transactions contemplated by any of the Transaction Documents or which, if adversely decided, could materially adversely affect the operation of the business of the Company or Cirrus;

        (j) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the transactions contemplated by any of the Transaction Documents shall have been issued and remain in effect;

        (k) All Consents and all approvals described in Schedule 8.1(k) shall have been filed, occurred or been obtained and shall be in full force and effect;

        (l)     [omitted];

        (m) The employment and severance agreements between the Company and certain of its employees identified on Schedule 8.1(m) shall have been terminated or expired; and

        (n) The Company shall have no securities outstanding, including without limitation capital stock and options or warrants to acquire capital stock or other securities, other than Company Common Stock, Company Preferred Stock and Assumed Options and the Loan (to the extent such Loan is deemed a security).

        SECTION 8.2. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction written waiver by the Company on or prior to the Closing Date of the following conditions precedent:

        (a) The representations and warranties of Cirrus and Acquisition Sub made in each of the Transaction Documents to which either or both of them are a party shall be true and correct in all material respects (without regard to any materiality qualifications set forth therein) on the date hereof and as of the Closing Date;

        (b) Cirrus and Acquisition Sub shall have performed and complied in all material respects with all agreements and covenants required by any of the Transaction Documents to be performed and complied with by them prior to the Closing Date;

        (c) All authorizations, consents, waivers and approvals required from Governmental Authorities in connection with the execution, delivery and performance of the Transaction Documents, including, without limitation, from the Antitrust Authorities, shall have been duly obtained and shall be in form and substance reasonably satisfactory to the Company;

        (d) No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise adversely affect the consummation of the transactions contemplated hereby or by the Transaction Documents or which, if adversely decided, could materially adversely affect the operation of the business of Cirrus or the Company;

        (e) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the transactions contemplated by any of the Transaction Documents shall have been issued and remain in effect; and

        (f) The Company shall have received the opinion of Morrison & Foerster LLP (or another legal firm acceptable to the Company) to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt by such legal firm of Tax Representation Letters reasonably acceptable to such legal firm from each of Cirrus, Acquisition Sub and the Company. Each such Tax Representation Letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. If at any time on or prior to September 1, 2001, the Company has not been advised in writing by its counsel, Morrison & Foerster LLP, that it is able to satisfy the condition set forth in this Section 8.2(f) then Cirrus may require that the

Company seek an opinion from another legal firm reasonably acceptable to the Company that the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code ("SECOND OPINION"). The Company shall promptly use its best efforts to engage new legal counsel to issue the Second Opinion upon the reasonable request of Cirrus. If the Company is unable to obtain an opinion as described in this Section 8.2(f) at or prior to September 28, 2001, then this condition will not be satisfied.

                                   ARTICLE IX

                         CLOSING DELIVERIES AND ACTIONS

        SECTION 9.1.    CLOSING DELIVERIES AND ACTIONS OF THE COMPANY.

        (a)     At the Closing, the Company shall deliver to Cirrus:

                (i) a certificate of legal existence and good standing of the Company from the Secretary of State of Delaware;

                (ii) a certificate of an executive officer of the Company in form reasonably satisfactory to Cirrus certifying that as of the Closing Date the representations and warranties made herein by the Company are true in all material respects (without regard to any materiality qualifications set forth therein) and that the Company has performed and complied in all material respects with all agreements and covenants required by any of the Transaction Documents to be performed and complied by it prior to the Closing Date;

                (iii) the Escrow Agreement, duly executed by the Company and the Shareholders' Representative on behalf of all of the Shareholders;

                (iv) an opinion of counsel to the Company addressed to Cirrus dated as of the Closing Date, satisfactory in form and substance to Cirrus with respect to the matters set forth in Exhibit F;

                (v) a certificate of an executive officer of the Company in form reasonably satisfactory to Cirrus certifying the total amount of the Transaction Expenses and providing in reasonable detail how such amount was calculated;

                (vi) a certificate listing the names and mailing addresses of and the number of shares of Cirrus Common Stock to be received by each such holder of Company Shares in accordance with this Agreement;

                (vii)   Schedule 2.2 (conversion schedule) as described in
Section 2.2; and

                (viii) such other documents as Cirrus shall reasonably request consistent with the terms hereof.

        (b) At the time of the Closing, the Company shall assist, if required, Acquisition Sub in filing with the Secretary of State of the State of Delaware the Certificate of Merger pursuant to Section 2.1.

        SECTION 9.2.    CLOSING DELIVERIES AND ACTIONS OF CIRRUS AND ACQUISITION
SUB.

        (a) At the Closing, Cirrus and Acquisition Sub shall deliver to the Company (except where otherwise indicated):

                (i) subject to Section 2.2(e), certificates evidencing shares of Cirrus Common Stock (not including however, the shares of Common Stock comprising the Indemnity Fund as provided in Section 2.2(d)) into which the shares of the Company Common Stock and/or Company Preferred Stock are converted pursuant to Section 2.2(a), as provided in the first sentence of Section 2.2(c)(i), shall be delivered to the Shareholders;

                (ii) cash in lieu of fractional shares of Cirrus Common Stock, pursuant to Section 2.4, by wire transfer or check to the Shareholders;

                (iii) a certificate of legal existence and good standing of each of Cirrus and Acquisition Sub from the Secretary of State of the State of Delaware;

                (iv) a certificate of an executive officer of each of Cirrus and Acquisition Sub in form reasonably satisfactory to the Company certifying that as of the Closing Date the representations and warranties made herein by Cirrus and Acquisition Sub are true in all material respects (without regard to any materiality qualifications set forth therein) and that Cirrus and Acquisition Sub have performed and complied in all material respects with all agreements and covenants required by any of the Transaction Documents to be performed and complied with by them prior to the Closing Date;

                (v)     the Escrow Agreement, duly executed by Cirrus;

                (vi) shares of Cirrus Common Stock comprising the Indemnity Fund as provided in Section 2.2(d), shall be delivered to the Escrow Agent;

                (vii) the Assumed Options to the Persons entitled thereto as provided in Section 2.2(b);

                (viii) an opinion of counsel to Cirrus and Acquisition Sub addressed to the Company dated as of the Closing Date, satisfactory in form and substance to the Company with respect to the matters set forth in Exhibit G;

                (ix) a copy of the Certificate of Merger to be filed by Acquisition Sub pursuant to Section 2.1;

                (x) written evidence of the amount of principal and interest due under the Loan that will be deducted from the Merger Consideration; and

                (xi) such other documents as the Company shall reasonably request consistent with the terms hereof.

        (b) At the time of the Closing, Acquisition Sub shall file with the Secretary of State of the State of Delaware the Certificate of Merger pursuant to Section 2.1.

        SECTION 9.3. ALL DELIVERIES AND ACTIONS DEEMED SIMULTANEOUS; ESCROW AGREEMENT. All deliveries and actions made at the Closing shall be deemed to have been made or occurred simultaneously irrespective of when made or occurring, and unless all such deliveries and actions have been made or occurred, none shall have been deemed to have been made or occurred, and if made shall be returned to the delivering party or parties, and if occurred shall be canceled. The Closing shall not occur unless the Escrow Agent executes and delivers counterparts of the Escrow Agreement to each of the parties thereto.

                                    ARTICLE X

                     POST-CLOSING COVENANTS OF THE COMPANY,

                           THE SHAREHOLDERS AND CIRRUS

        SECTION 10.1. APPRAISAL RIGHTS. The Company shall give Cirrus and Acquisition Sub prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instrument received by the Company after the Closing Date, and the Company shall not settle any demand for appraisal at an amount per share in excess of the amount per share (valued at the Average Closing Price) that the Shareholders exercising such appraisal rights would have received upon conversion of their Company Shares to shares of Cirrus Common Stock pursuant to Section 2.2(a).

        SECTION 10.2. CERTIFIED TAX NUMBERS. The Shareholders' Representative shall, within thirty (30) days from the date of the Escrow Agreement, provide the Escrow Agent with certified tax identification numbers for each of the Shareholders on appropriate forms W-8 or W-9 and such other forms and documents relative to the Indemnity Fund as the Escrow Agent may reasonably request. If the Escrow Agent does not receive such Tax reporting documentation, the Escrow Agent may, to the extent required by the Code, withhold interest and other income earned on the investment of the Indemnity Fund.

        SECTION 10.3. CONTINUITY OF BUSINESS ENTERPRISE. Cirrus will cause the Company to continue at least one significant historic business line of the Company, or cause the Company to use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Reg. Section 1.368-1(d), except that Cirrus may transfer the Company's historic business assets (i) to a corporation that is a member of Cirrus' "qualified group" within the meaning of Reg. Section 1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of Cirrus' "qualified group" have active and substantial management functions as a partner with respect to the Company's historic business or (B) members of Cirrus' "qualified group" in the aggregate own an interest in the partnership representing a significant interest in the Company's historic business, in each case within the meaning of Reg. Section 1.368-1(d)(4)(iii) ; provided, however, that Cirrus, its subsidiaries and the Surviving Company will not (X) cause the Surviving Company to transfer its assets in a manner that could violate the requirement of Section 368(a)(2)(E)(i) of the Code or (Y) take any other action which could reasonably and foreseeably cause the Merger not to be treated for federal income tax purposes as a merger which qualifies as a "reorganization" within the meaning of Section 368 of the Code.

        SECTION 10.4. ASSUMED OPTION SHARES. Cirrus shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Cirrus Common Stock for delivery upon exercise of all Assumed Options on the terms set forth in Section 2.2(b).

        SECTION 10.5. ADDITIONAL ACTIONS AND DOCUMENTS. The parties shall execute and deliver such further documents and instruments and shall take such other further actions as may be required or appropriate to carry out the intent and purposes of this Agreement.

                                   ARTICLE XI

                                 INDEMNIFICATION

        SECTION 11.1. SURVIVAL. The representations and warranties of the parties contained in this Agreement (including without limitation obligations with respect to indemnification under this Article XI), the other Transaction Documents and in any certificate delivered pursuant hereto or thereto, shall survive the Closing for a period of fifteen (15) months following the Closing Date, except that the Company's representations and warranties relating to Taxes made in Section 3.15 shall survive until the earlier of March 15, 2004 or the expiration of the statute of limitations applicable thereto (the "TAX SURVIVAL PERIOD"); provided, that the delivery of a Claim Notice (as defined in Section
11.3 hereunder) within such fifteen (15) month period shall extend the period of survival applicable to any claim set forth therein through the date such claim is conclusively resolved.

        SECTION 11.2.   INDEMNIFICATION.

        (a) BY THE COMPANY. Subject to Section 11.5, the Shareholders, severally and pro rata based upon each Shareholder's proportionate share of the Cirrus Common Stock actually received by the Shareholders as Merger Consideration, shall indemnify, defend and hold harmless, to the extent provided in Section 11.3, Cirrus, Acquisition Sub, and their respective stockholders, directors, officers and other employees, agents, advisors, successors and assigns ("CIRRUS INDEMNITEES") from and against any and all Losses to the extent such Losses are based upon, arise out of or relate to:

                (i) any misrepresentation or breach of warranty made by the Company herein;

                (ii) any failure of the Company to perform or comply with any of the Company's obligations under any Transaction Documents, provided that Cirrus Indemnities shall have no right to indemnification under this Section 11.2(a) with respect to any breach or failure by any Shareholder to perform his or her obligations under any employment agreement or Addendum to Employment Agreement, and any cause of action arising as a result of such breach or failure to perform shall be asserted only in a separate action by Cirrus Indemnitees that is independent of this Section 11.2(a);

                (iii) any obligation to any broker or finder employed or alleged to have been employed by or on behalf of the Company or any Affiliate of thereof in connection with the transactions contemplated hereby; and

                (iv) any Losses based upon or arising out of any claim by any Shareholder or on behalf of any Shareholder for any actions of the Shareholders' Representative taken in accordance with the terms of this Agreement, including any claim that any act of or decision not to act by the Shareholders' Representative taken in accordance with the terms of this Agreement does not bind such Shareholder to the indemnification obligations set forth in this Article XI.

        (b) BY CIRRUS. Cirrus and Acquisition Sub, jointly and severally, shall indemnify, defend and hold harmless the Company and its respective Shareholders, directors, officers and other employees, agents, advisors, successors and assigns (the "COMPANY INDEMNITEES") from and against any and all Losses to the extent such Losses are based upon, arise out of or relate to:

                (i) any misrepresentation or breach of warranty made by Cirrus or Acquisition Sub herein;

                (ii) any failure by Cirrus or Acquisition Sub or either of them to perform or comply with any of their obligations under any Transaction Document or certificate or other document delivered pursuant thereto; and

                (iii) any obligation to any broker or finder employed or alleged to have been employed by or on behalf of Cirrus or Acquisition Sub or any Affiliate of either of them in connection with the transactions contemplated hereby.

        (c) LOSSES. For purposes of this Agreement, "LOSSES" means any and all liabilities, obligations, losses, damages, deficiencies, demands, claims, fines, penalties, interest, assessments, judgments, actions, proceedings and suits of whatever kind and nature and all costs and expenses relating thereto (including without limitation reasonable attorneys' fees incurred in connection with the investigation, defense and/or prosecution thereof).

        SECTION 11.3. ASSERTION OF CLAIMS. If any Cirrus Indemnitee or any Company Indemnitee (either, an "INDEMNITEE") believes it has a right to indemnification pursuant to Section 11.2, such Indemnitee (and in the case of any Shareholder, the Shareholders' Representative) shall provide notice in writing thereof ("CLAIM NOTICE") to the Escrow Agent with a copy to the Shareholders' Representative or to Cirrus (either, an "INDEMNITOR"), as the case may be. The Claim Notice shall set forth in reasonable detail the nature of the claim for which indemnification is sought, the factual basis of such claim and a good faith estimate of the dollar value of the Losses for which indemnification is sought. No such estimate shall have any effect on the extent to which Cirrus or the Shareholders, as the case may be, shall have an obligation to indemnify an Indemnitee. All claims made against and paid out of the Indemnity Fund to the Cirrus Indemnitees shall be made and paid in accordance herewith and with the terms of the Escrow Agreement.

        SECTION 11.4.   NOTICE OF AND RIGHT TO DEFEND THIRD PARTY CLAIMS.

        (a) THIRD PARTY CLAIMS PROCEDURE. Promptly upon becoming aware of the commencement of any suit, action or proceeding by a third party within fifteen (15) months of the Effective Date (except for claims relating to Taxes, in which case the Tax Survival Period shall apply) in respect of which indemnification may be sought under this Article XI (each a "THIRD PARTY CLAIM"), the Indemnitee shall provide notice in writing to the Indemnitor with respect thereto pursuant to Section 11.3. The failure by such Indemnitee to so notify promptly such Indemnitor of any claim with respect to such suit, action or proceeding shall not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith, except to the extent such Indemnitor has been prejudiced by such omission or such notice is received more than fifteen (15) months after the Effective Date (except for claims relating to Taxes, in which case the Tax Survival Period shall apply). If a Claim Notice is given in connection with any Third Party Claim commenced against an Indemnitee, the Indemnitor shall be entitled to participate therein, and, to the extent that it may wish, to assume the defense or conduct the settlement thereof; provided however, that if the Indemnitor fails to notify the Indemnitee of the Indemnitor's intent to assume the defense of a Third Party Claim against the Indemnitee within twenty (20) days of the delivery of the Claim Notice or such notice states that the Indemnitor elects not to defend against the Third Party Claim, then the Indemnitee shall assume the defense of the Third Party Claim by all appropriate proceedings in its judgement and reasonable discretion, which proceedings will be diligently prosecuted by the Indemnitee to a final conclusion or settled at the discretion of the Indemnitee (with the consent of the Indemnitor, which consent will not be unreasonably withheld).

        (b) EXCESS CLAIMS PROCEDURE. Notwithstanding Section 11.4(a) above, upon written notice to the Shareholders' Representative, the Cirrus Indemnitees shall have the right to assume the defense of any Third Party Claim if the amount claimed by the plaintiff(s) therein, as alleged in the complaint or any amended complaint or as determined by any Cirrus Indemnitee in good faith after seeking advice of counsel exceeds the amount then remaining in the Indemnity Fund (except to the extent the indemnification sought hereunder for such Third Party Claim is based upon a claim by a Cirrus Indemnitee for fraud pursuant to the provisions of Section 11.5(a)(ii) for which the Shareholders would have indemnification obligations pursuant to such Section 11.5(a)(ii) ("EXCESS CLAIM") and to defend such Excess Claim by all appropriate proceedings in Cirrus Indemnitees' judgement and reasonable discretion, which proceedings will be diligently prosecuted by the Cirrus Indemnitees to a final conclusion or settled at the discretion of the Cirrus Indemnitees (with the consent of the Shareholders' Representative, which consent will not be unreasonably withheld). In such event, the Cirrus Indemnitees shall have full control of the defense and proceedings of any such Excess Claim, provided that the Shareholders'

Representative may file, at the sole cost and expense of the Shareholders, any motion, answer, or other pleading that the Shareholders' Representative may deem necessary or appropriate to protect the interests of the Shareholders and that is not prejudicial to the interests of the Cirrus Indemnitees; and provided further that if requested by the Shareholders' Representative, the Cirrus Indemnitees shall consult and cause their counsel to consult, at the sole cost and expense of the Shareholders, with the Shareholders' Representative and its counsel with respect to the status of such Excess Claim, contesting any such Excess Claim or making any counterclaim or cross-claim against any Person (other than the Indemnitees or Indemnitors). The Shareholders' Representative may participate in, but not control, any defense or settlement of any proceedings or settlement negotiations with respect to any Excess Claim the defense of which is assumed by the Cirrus Indemnitees pursuant to this Section 11.4(b) and the Shareholders will bear the costs and expenses of the Shareholders' Representative with respect thereto. If the Cirrus Indemnitees fail to notify the Shareholders' Representative of their intent to assume the defense of an Excess Claim within twenty (20) days of the delivery of the Claim Notice or such notice states that the Cirrus Indemnitees elect not to defend against the Excess Claim, then the Shareholders shall take full control over the defense of such Excess Claim by all appropriate proceedings in their judgment and reasonable discretion, which proceeding will be diligently prosecuted by the Shareholders' Representative to a final conclusion or settlement at the discretion of the Shareholders' Representative (with the consent of the Cirrus Indemnitees, which consent will not be unreasonably withheld).

        (c) CERTAIN EXPENSES AND COOPERATION. Subject to Sections 11.4(a) and (b), after notice by the Indemnitor to the Indemnitee of the Indemnitor's election to assume the defense, conduct or settlement of any Third Party Claim or Excess Claim, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such defense, conduct or settlement thereof following such notice. The Indemnitee shall cooperate in all reasonable aspects with the Indemnitor in connection with any Third Party Claim or Excess Claim assumed by the Indemnitor and shall make available to the Indemnitor all information under the Indemnitee's control that is pertinent to the claim.

        SECTION 11.5.   LIMITATIONS OF LIABILITY.

        (a)     BASKET AND LIMITS ON LIABILITY.

                (i) Subject to Section 11.5(a)(ii) and (iii) below, no amount shall be payable by an Indemnitor (or if such Indemnitor is the Shareholders, all of the Shareholders collectively) to an Indemnitee with respect to any claims for indemnification pursuant to this Article XI (including claims for breaches of Section 3.15 relating to Taxes) unless and until the aggregate amount of such claims required to be indemnified by the Indemnitor pursuant hereto exceeds one hundred thousand dollars ($100,000), in which case the Indemnitor shall be liable to the Indemnitee for the entire amount of all such claims, not to exceed:

                        (A) in the case of such claims made against the Shareholders, the aggregate amount in the Indemnity Fund from time to time; and

                        (B) in the case of such claims made against Cirrus, fifteen percent (15%) of the Merger Consideration in the aggregate.

        (ii) Notwithstanding the foregoing, the Shareholders shall be jointly and severally liable for Losses of any Cirrus Indemnitee based upon, arising out of or relating to fraud by the Company to the extent such Losses exceed the amount then remaining in the Indemnity Fund, provided that:

                (A) no Shareholder shall be liable for any amount in excess of the value (based upon the Average Closing Price) of the proportionate amount of Cirrus Common Stock actually received by such Shareholder at the Effective Time (the "CLOSING CONSIDERATION"). If the Escrow Period has expired at the time a claim for Losses relating to fraud is made and the Indemnity Fund has been distributed to the Shareholders pursuant to the Escrow Agreement, any such funds distributed to and received by the Shareholders shall be included in the term Closing Consideration for purposes of this Section 11.5(a)(ii)(A); and

                        (B) in the event of claims to recover Losses relating to fraud, and where the Indemnity Fund is insufficient to satisfy such Losses, the Cirrus Indemnitees shall assert any such claim against at least all of the Shareholders listed on Schedule 11.5 attached hereto (the "KEY SHAREHOLDER GROUP"). Notwithstanding anything to the contrary, as among the Key Shareholder Group, no Shareholder shall be liable for any Losses in excess of the such Shareholder's pro rata portion of the Losses (which is equal to the Losses multiplied by such Shareholder's proportionate share of the Closing Consideration received by the Key Shareholder Group as a whole), not to exceed the amount set forth in subsection (A) above of this Section 11.5(a)(ii).

        (iii) Each Shareholder's liability for indemnification for claims relating to Taxes based upon a breach of Section 3.15 occurring after the expiration of the fifteen (15) month term of the Indemnity Fund and prior to the expiration of the Tax Survival Period shall be limited to the value (based upon the Average Closing Price) of the proportionate amount of Cirrus Common Stock actually received by such Shareholder out of the Indemnity Fund upon the expiration of the Escrow Period pursuant to the Escrow Agreement.

        (b) SATISFACTION OF LIABILITIES. The Shareholders, at their option, may satisfy any indemnification obligations for fraud in excess of the Indemnity Fund (or in the cases of Taxes, after expiration of the fifteen (15) month indemnification period) with cash or shares of Cirrus Common Stock. Each share of Cirrus Common Stock received in the Merger that is used to satisfy an indemnification obligation shall be valued at the Average Closing Price.

        (c) KEY EMPLOYEES. Any shares of Cirrus Common Stock received by a Key Employee which have been relinquished or cancelled in connection with any agreement between Cirrus and such Key Employee shall not be included for purposes of determining such Key Employee's indemnity obligations as a Shareholder under this Article XI.

        (d) INSURANCE. The amount of any Losses indemnifiable pursuant to this Article XI shall be reduced by:

                (i) to the extent that such Indemnitee actually realizes, by reason of such Losses, any Tax benefit that is not offset by any corresponding adjustment of the Tax attributes of such Indemnitee or any of his or her assets (e.g., any Tax deduction available to such Indemnitee in respect of such Losses will not be deemed to result in a Tax benefit to such Indemnitee to the extent that such deduction results in a decrease in such Indemnitee's Tax basis in any securities or other assets);

                (ii) the amount of any insurance proceeds received by the Indemnitee in respect of such claim (and if such proceeds are received following an indemnification payment in respect of the relevant claim, the Indemnitee shall pay to the Indemnitor an amount equal to the lesser of (x) the amount of such proceeds and (y) the amount of any indemnification payments made by the Indemnitor in respect of the relevant claim).

        (e) NO PUNITIVE OR CONSEQUENTIAL DAMAGES. An Indemnitee may not recover punitive damages or consequential, indirect or special damages in any claim made for indemnification or otherwise with respect to the Transaction Documents and the transactions contemplated thereby.

        (f) DUTY TO MITIGATE LOSSES. Nothing herein shall be deemed to relieve any Indemnitee hereto from any duty to mitigate any Losses under applicable law.

        (g) NO DOUBLE RECOVERY. No Indemnitee shall be entitled to be indemnified more than once under this Agreement for the same claim.

        (h) SOLE REMEDY. This Article XI and the Indemnity Fund described herein shall provide for the sole remedy for any misrepresentation or breach of warranty or breach of covenant or other agreement in this Agreement, the Escrow Agreement or any certificate or document delivered pursuant thereto except in the case of (a) fraud in which case Section 11.5(a)(ii) shall apply, (b) a termination of this Agreement as provided in Article XII in which case such
Article XII shall apply, or (c) claims relating to Taxes, in which case the representations under Section 3.15 shall survive for the Tax Survival Period and the Losses associated with Taxes shall be capped at the value of the Indemnity Fund at the termination of the 15 month indemnity period based upon the Average Closing Price of the shares of Cirrus Common Stock placed in the Indemnity Fund.

        SECTION 11.6.   SHAREHOLDERS' REPRESENTATIVE.

        (a) Peter Bodine shall be constituted and appointed as the agent and attorney-in-fact (the "Shareholders Representative") for each Shareholder for and on behalf of the Shareholders to (i) give and receive notices and communications, (ii) authorize delivery to Cirrus of shares of Cirrus Common Stock from the Indemnity Fund in satisfaction of claims by Cirrus Indemnitees and object to such deliveries, (iii) authorize any and all actions on behalf of the Shareholders related to the payment or allocation of the Indemnity Fund,
(iv) agree to, negotiate, enter into
settlements and compromises of, and comply with orders of courts with respect to Losses, and (v) take all actions necessary or appropriate in the judgment of the Shareholders' Representative for the accomplishment of the foregoing or implementation of any provision of this Agreement for which the Shareholders' Representative is authorized by the Shareholders, including, without limitation, to conduct, negotiate and settle any arbitration under Section 13.3 with respect to Losses. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Cirrus; provided that the Shareholders' Representative may not be removed unless holders of a majority in interest of the Indemnity Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of the Shareholders' Representative may be filled by approval of the holders of a majority in interest of the Indemnity Fund, provided that if the holders of a majority in interest in the Indemnity Fund are not able fill a vacancy prior to the effective date of the resignation or removal of the Shareholders Representative, then Geoffrey Bland shall act as the Shareholders' Representative, until a successor can be appointed in accordance with this Section 11.6(a). No bond shall be required of the Shareholders' Representative, and the Shareholders' Representative shall not receive compensation for his services (although he will be reimbursed for reasonable costs and expenses in accordance with Section 11.6(e) below). Notices or communications to or from the Shareholders' Representative shall constitute notice to or from each of the Shareholders.

        (b) The Shareholders' Representative shall not be liable for any act done or omitted hereunder as Shareholders' Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders shall severally indemnify the Shareholders' Representative and hold the Shareholders' Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Shareholders' Representative and arising out of or in connection with the acceptance or administration of the Shareholders' Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders' Representative.

        (c) A decision, act, consent or instruction of the Shareholders' Representative shall constitute a decision of all the Shareholders and shall be final, binding and conclusive upon each of them, and Cirrus, the Escrow Agent and any arbitrator handling disputes under this Article XI may rely upon any such decision, act, consent or instruction of the Shareholders' Representative as being the decision, act, consent or instruction of each Shareholder. Cirrus, the Escrow Agent and any arbitrator handling disputes under this Article XI are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Representative.

        (d) No individual Shareholder may directly assert any of his, her, or its rights under this Article XI. Any rights to indemnification or defend any third party claims by a Shareholder must be asserted or conducted solely through the Shareholders' Representative.

        (e) During the Escrow Period (as defined in the Escrow Agreement), Shareholders' Representative may be reimbursed up to $20,000 from the Escrow Fund for reasonable and actual expenses incurred by Shareholders' Representative in performing his duties hereunder and under the Escrow Agreement upon delivery of a certificate setting forth such expenses to the Escrow Agent and Cirrus. After the expiration of the Escrow Period, Shareholders'

Representative shall be reimbursed (but only after all amounts owed to Cirrus pursuant to this Article XI as implemented by Section 5.1 of the Escrow Agreement have been paid to Cirrus) for any additional reasonable and actual expenses for which Shareholders' Representative has not received reimbursement, prior to distribution of the Escrow Funds to the Shareholders in accordance with the Escrow Agreement.

                                   ARTICLE XII

                              CERTAIN CONTINGENCIES

        SECTION 12.1.   CERTAIN CONTINGENCIES. Notwithstanding anything in
Article XI to the contrary, if:

        (a) prior to the Effective Time, the Company has breached in any material respect any representation, warranty, covenant or other agreement contained in the Transaction Documents, other than (i) a breach caused by the affirmative actions of a third party and not otherwise in the Company's control; or (ii) a breach resulting from any court or governmental or regulatory agency, authority or body enacting, promulgating or issuing any statute, rule, regulation, ruling, writ or injunction, or taking any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby;

        (b) prior to the Effective Time, the Board of Directors of the Company (or any committee thereof) shall have withdrawn, or materially and adversely modified, conditioned, qualified or amended its recommendation to approve and adopt the Merger, unless such modification, condition, qualification or amendment was requested by Cirrus;

        (c) prior to the Effective Time, the Shareholders shall have voted against approval and adoption of the Merger; or

        (d) prior to September 28, 2001, Shareholders holding in the aggregate at least a majority (50.1%) of the outstanding shares of the Company Common Stock and each class of the Company Preferred Stock shall have failed to approve and adopt the Merger;

then Cirrus and Acquisition Sub shall have no further obligation to perform and comply with the Transaction Documents (except for continued compliance with Section 7.1) and the Company shall promptly pay Cirrus in immediately available funds the amount of three million dollars ($3,000,000) for its out-of-pocket expenses (including, without limitation, printing fees, filing fees, fees and expenses of its legal and financial advisors and all fees and expenses payable to any financing sources and lost profits related to the transactions contemplated hereby) (the "TERMINATION FEE"). Notwithstanding the foregoing, if the Company's failure to obtain the approval of the Shareholders pursuant to 12.1(d) is caused in whole or in part by Cirrus' failure to timely obtain a California Permit or file with the SEC a Registration Statement on Form S-4 (or such other form or successor form as shall be appropriate) pursuant to Section
7.6 hereof, then the Company shall have no further obligation to perform or comply with the Transaction

Documents (except continued compliance with Section 6.3) and the Company shall have no obligation to pay the Termination Fee. The Termination Fee shall constitute the sole and exclusive remedy of Cirrus and Acquisition Sub with respect to the Company's and Shareholders failure to meet the contingencies contained in this Section 12.1. Such payment shall relieve the Company and Shareholders of all obligations under the Transaction Documents, provided that it shall not relieve the Company or the Shareholders from continued compliance with Section 6.3.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

        SECTION 13.1. EXPENSES. Upon consummation of the Merger, legal, accounting, financial advisory, consulting and other fees and expenses incurred by the Company in connection with the Merger in excess of one million dollars ($1,000,000) (the "TRANSACTION EXPENSES") shall be deducted by Cirrus from the portion of the Merger Consideration payable pursuant to the first sentence of
Section 2.2(c). Notwithstanding anything to the contrary in this Section 13.1, if Cirrus purchases insurance to fund any portion of the Indemnity Fund, pursuant to Section 2.2(d), then the full amount of the premiums for such insurance shall be deducted from the Merger Consideration in accordance with
Section 2.2(d).

        SECTION 13.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered (return receipt requested) or mailed by certified mail (return receipt requested) or by nationally recognized courier service or by facsimile transmission upon electronic confirmation of receipt thereof during normal business hours at the following addresses (or at such other address for a party as shall be specified by like notice). The date a notice shall be deemed provided shall be the date of the return receipt requested if provided by U.S. Mail, the date of delivery if personally delivered or delivered by a nationally recognized courier service or the date of electronic confirmation if by facsimile transmission:

        If to the Company, to:

                        ShareWave, Inc.
                        5175 Hillsdale Circle
                        El Dorado Hills, CA 95752
                        Attention: Rob Van Tuyle
                        Telephone: (916) 939-9400
                        Facsimile Number: (916) 939-9434

                with a copy to:

                        Morrison & Foerster LLP
                        755 Page Mill Road
                        Palo Alto, CA 94304

                        Attention: Paul L. Lion, III, Esq. / Amie Peters, Esq.
                        Telephone: (650) 813-5882
                        Facsimile: (650) 494-0792

        If to the Shareholders or Shareholders' Representative, to:

                        c/o APV Technology Partners
                        2370 Watson Court, Ste. 200
                        Palo Alto, CA 94303
                        Attention: Peter Bodine
                        Telephone: (650) 327-7871
                        Facsimile Number: (650) 327-7631

                with a copy to:

                        Morrison & Foerster LLP (see above address)

        In the event notice needs to be given to the alternative Shareholders' Representative pursuant to Section 11.6, to:

                        c/o Wedbush Morgan
                        1000 Wilshire Blvd.
                        Los Angeles, CA 90017
                        Attention: Geoffrey Bland
                        Telephone: (213) 688-8082
                        Facsimile Number: (213) 688-6649

                with a copy to:

                        Morrison & Foerster LLP (see above address)

        If to Cirrus or Acquisition Sub, to:

                        Cirrus Logic, Inc.
                        4210 South Industrial Drive
                        Austin, TX 78744
                        Attention: Steven D. Overly, Esq.
                        Telephone: (512) 912-3234
                        Facsimile Number: (512) 912-3136

                with a copy to:

                        White & Case LLP
                        1155 Avenue of the Americas
                        New York, NY 10036-6700
                        Attention: Neal F. Grenley, Esq.

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

                        Telephone: (212) 819-8200
                        Facsimile Number: (212) 354-8113

        SECTION 13.3. DISPUTE RESOLUTION. Any controversy, dispute or claim arising out of or relating to the Transaction Documents, or the breach or termination thereof, which has not been settled by negotiation within thirty
(30) days following written notice by one party to one or more other parties of the existence of such dispute, controversy or claim, shall be finally settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association ("AAA") by three arbitrators. In such event, the claimant will deliver a written notice to the respondent(s) and the AAA initiating arbitration and naming an arbitrator. Within twenty (20) days after receipt of such arbitration notice, the respondent(s) shall name an arbitrator. Within twenty
(20) days from the naming of the two arbitrators, the two arbitrators shall name a third arbitrator. If there are multiple claimants and/or multiple respondents, all claimants and/or all respondents shall attempt to agree upon naming their respective arbitrator. If the claimants or respondents, as the case may be, fail to name their respective arbitrator, or if the two arbitrators fail to name a third arbitrator, or if within twenty (20) days after any arbitrator shall resign or otherwise cease to serve as such a replacement arbitrator is not named by the party that originally named such arbitrator, such arbitrator as to which agreement cannot be reached or as to which a timely appointment is not made shall be named by the AAA. The place of arbitration shall be New York, New York. The award of the arbitrators may be entered in any court of competent jurisdiction.

        SECTION 13.4. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the Schedules and Exhibits hereto) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, and
(ii) shall not be assigned by operation of law or otherwise by any party.

        SECTION 13.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the provisions thereof relating to conflicts of law.

        SECTION 13.6. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

        SECTION 13.7. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

        SECTION 13.8. INVESTIGATION. The representations and warranties contained herein or in the certificates or other documents delivered at or prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

        SECTION 13.9. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by or on behalf of the parties hereto. No waiver or consent shall be binding except in a writing signed by the party making the waiver or giving the consent.

        SECTION 13.10. THIRD PARTY BENEFICIARIES. This Agreement is for the exclusive benefit of the parties and their heirs, personal representatives, successors and permitted assigns, and is not intended to create any rights or obligations in any Person not a party hereto except as provided in Article XI as to the rights of Cirrus Indemnitees and Company Indemnitees to indemnification pursuant to Article XI and the Shareholders' rights pursuant to Sections 1.1, 2.2, 2.4, 2.5 and 11.2(b).

                            [SIGNATURES ON NEXT PAGE]

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        IN WITNESS WHEREOF, Cirrus, Acquisition Sub, the Company and the
Shareholders' Representative have executed this Agreement, or caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                           CIRRUS LOGIC, INC.


                                           By /s/ STEVEN D. OVERLY
                                              ----------------------------------
                                                Name:  Steven D. Overly
                                                Title: Sr. VP, Administration &
                                                       General Counsel

                                           TARGET I ACQUISITION CORPORATION


                                           By /s/ STEVEN D. OVERLY
                                              ----------------------------------
                                                Name:
                                                Title:

                                           SHAREWAVE, INC.


                                           By /s/ ERIC J. OCHILTREE
                                              ----------------------------------
                                                Name:  Eric J. Ochiltree
                                                Title: President & CEO

                                           SHAREHOLDERS' REPRESENTATIVE, Solely
                                           as to Sections 11.2 - 11.6, 13.2 -
                                           13.7 and 13.9


                                           By /s/ PETER BODINE
                                              ----------------------------------
                                                PETER BODINE

                                      -59-